As filed with the Securities and Exchange Commission on April 24, 2001

                                                     Registration No.: 333-50158

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

              -----------------------------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

              -----------------------------------------------------


                             TECH LABORATORIES, INC.
                 (Name of small business issuer in its charter)

         New Jersey             3679, 3573, 3629, and 3613        22-1436279

(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or        Classification Code Number)  Identification No.)
        organization)

              -----------------------------------------------------


       955 Belmont Avenue, North Haledon, New Jersey 07508, (973) 427-5333
          (Address and telephone number of principal executive offices)

              -----------------------------------------------------


       955 Belmont Avenue, North Haledon, New Jersey 07508, (973) 427-5333 (Address of principal place or intended principal place of business)

              -----------------------------------------------------


           Bernard M. Ciongoli, President and Chief Executive Officer
                             Tech Laboratories, Inc.
       955 Belmont Avenue, North Haledon, New Jersey 07508, (973) 427-5333
           (Name, address, and telephone number of agent for service)

              -----------------------------------------------------


                                   Copies to:

                         C. Walter Stursberg, Jr., Esq.
                                Stursberg & Veith
                              405 Lexington Avenue
                            New York, New York 10174

              -----------------------------------------------------


     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

     This Post-Effective Amendment No. 1 to the Registration Statement No. 333-5158 covers the registration of (i) 4,619,316 shares of common stock, $.01 par value, of Tech Laboratories, Inc., a New Jersey Corporation, issuable upon conversion of convertible notes, and (ii) 687,500 shares of common stock upon exercise of warrants. This Post-Effective Amendment No. 1 to the Registration Statement No. 333-50158 is being filed to update the financial information presented in the prospectus. The information in this prospectus is not complete and may be changed. These securities may not be sold until the post-effective registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED April 24, 2001

                                   PROSPECTUS

                                5,306,816 Shares

                             TECH LABORATORIES, INC.

     This is an offering of 5,306,816 shares of common stock of Tech Laboratories, Inc. Of the 5,306,816 shares being offered, up to 4,619,316 may be sold upon conversion of convertible notes and up to 412,500 may be sold upon the exercise of warrants issued in connection with the convertible notes. The remaining 275,000 shares may be sold upon the exercise of warrants issued to certain selling securityholders. All of the shares are being offered by the selling security holders named in this prospectus. We will not receive any of the proceeds from the sale of the common stock, although we will receive approximately $2,364,000 if all of the warrants being registered are exercised.

     The selling securityholders may offer the shares from time to time through public or private transactions, at prevailing market prices, or at privately negotiated prices.

     Our shares of common stock trade on the OTC Bulletin Board under the symbol "TCHL.OB" On ______ _____________, 2001, the last reported sale price of our common stock was $____ per share.

     This investment involves certain risks. See "Risk Factors," which begins on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus is __________, 2001.

                               PROSPECTUS SUMMARY

     Unless the context indicates otherwise, all references herein to "we" include Tech Labs and its wholly-owned subsidiaries, Tech Logistics, Inc. and Tech Labs Community Networks, Inc., collectively, and references to "Tech Labs", "Tech Logistics" and/or "Community Networks" shall mean each of such companies alone. You should read the entire prospectus carefully, especially the risks of investing in the common stock discussed under "Risk Factors."

                                  THE OFFERING

Common Stock Offered............................5,306,816 shares of common stock

Shares of Common Stock Outstanding..............4,351,938

Use of Proceeds ................................We will not receive any proceeds from the sale of common stock by
                                                the selling security holders,
                                                although we shall receive
                                                approximately $2,364,000 if all
                                                of the warrants being registered
                                                are exercised.

Common Stock Trading Symbol ....................TCHL-OB

                                  OUR BUSINESS

     Tech Labs manufactures and markets various electrical, electronic and telecommunications switching and distribution equipment and associated software. We also market and manufacture, under our exclusive license, an infrared perimeter intrusion and anti-terrorist detection system or "IDS".

     We also acquired a high-speed, telecommunications management network switching system. This switching system, the DynaTraX(TM) technology, permits users to bypass current telephone and CATV companies' "Last Mile" connections, allowing them to realize recurring revenues and to make their properties more attractive to computer users, while providing bundled digital multi-media services.


     We have been in business since the 1930s, and in 1947 we were incorporated in New Jersey. Our principal offices are located at 955 Belmont Avenue, North Haledon, New Jersey 07508, and our telephone number is (973) 427-5333.

                                  RISK FACTORS

     In addition to other matters described in this document, investors should carefully consider the following factors:


Our inability to protect certain intellectual property from being copied by our competition could impair our business.

     We have no patent or copyright protection on our current products, other than aspects of the DynaTraX(TM) product and technology. Our ability to compete effectively with other companies will depend, in part, on our ability to maintain the proprietary nature of our technologies. Other than with regard to the DynaTraX(TM) patents, which have been issued to date only in England, we intend to rely substantially on unpatented, proprietary information and know-how. We are also presently prosecuting the patent applications filed in the United States and Europe.

Since we have no product liability insurance we could incur substantial expenses if product liability claims are filed against us.

     There is a risk that our current products may malfunction and cause loss of, or error in, data, loss of man hours, damage to, or destruction of, equipment or delays. Consequently, we, as the manufacturer of components, assemblies and devices may be subject to claims if such malfunctions or breakdowns occur. We are not aware of any past or present claims against us. While we presently do not maintain product liability insurance, we intend to obtain such coverage at the completion of this offering if such coverage can be obtained on affordable terms. We cannot predict at this time our potential liability if customers make claims against us asserting that DynatraX(TM), IDS or other new products fail to function. Since we have no insurance we could incur substantial expenses defending ourselves against a product liability claim. If we are found to be liable for any product liability claim it could result in substantial losses to our business.

We manufacture and sell the IDS system under a license agreement which, if terminated, would prevent us from using technology owned by EAG in our perimeter detection system products, and would harm our business.

     We entered into an Amended Joint Marketing Agreement as of October 1, 1997 with Elektronik Apparatebau GmbH (EAG), W.T. Sports, Ltd. and FUA Safety Equipment, AG and a Confidentialty and Manufacfuring Agreement with the same parties and dated the same date, pursuant to which Tech Labs was granted the exclusive right to manufacture in the U.S. and market and sell in the U.S., Canada and South America the IDS products. The agreements terminate on September 30, 2007 subject to automatic renewals for successive one-year periods unless either party gives notice of non-renewal. The agreements can be terminated earlier upon a default of any material obligation. If the license is terminated, we would be unable to use EAG's technology in our perimeter detection system products. Even if the agreements remain in effect until September 30, 2007, it will be necessary at that time to negotiate a new agreement or license or acquire a suitable replacement technology.

Our marketing plan to sell the DynaTraX(TM) switch technology in hospitality environments is reliant upon a joint marketing agreement which, if terminated, would hamper our growth and curtail our sales.

     Our hospitality software sales are greatly dependent upon a Joint Marketing Agreement we entered into on October 15, 1999 with TravelNet Technologies, Inc., pursuant to which we were granted the right to sell the "Data Valet" software system, which operates with the DynaTraX(TM) switch technology. This integrated system provides high-speed Internet and bundled digital services to business travelers and hotel guests. This agreement, which terminates on September 10, 2002, can be renewed with the mutual consent of both parties. It will be necessary at that time to negotiate a new agreement or license or acquire a suitable replacement technology. If replacement software is not available it could greatly harm our ability to sell the DynaTraX(TM) switch technology in hospitality environments.

Our lack of insurance on the DynaTraX(TM) product inventory could result in substantial expenses and losses if the product inventory were damaged or lost.

     In connection with the acquistion of the DynaTraX(TM) technology, we acquired digital switches, finished products and parts from NORDX/CDT. We do not have insurance on that inventory. Damage or destruction of some or all of the inventory by fire, theft or by acts of nature would result in substantial losses and would harm our business.

Volatility of stock prices may increase the number of shares issuable upon conversion of the notes.

         The stock market from time to time experiences significant price and volume fluctuations, some of which are unrelated to the operating performance of particular companies. We believe that a number of factors can cause the price of our common stock to fluctuate, perhaps substantially. These factors include, among others:

o Announcements of financial results and other developments relating to our business;

o    Changes in the general state of the economy; and

o Changes in market analyst estimates and recommendations for our common stock.

     Significant downward fluctuations of the price of our stock may substantially increase the number of shares of common stock issuable upon conversation of outstanding notes as a result of the conversion formula, which is tied to the market price of the common stock.

The issuance of additional shares of common stock upon conversion of the notes may cause significant dilution of existing shareholders' interests and exert downward pressure on the price of our common stock.

     Significant dilution of existing shareholders' interests may occur if we issue additional shares of common stock underlying the convertible notes. We are presently registering 4,619,316 shares of common stock which are issuable upon conversion of the notes and interest thereon. The actual number of shares of common stock issuable upon conversion of the notes may constitute a significantly greater percentage of the total outstanding shares of our common stock, as such conversion is based on a formula pegged to the market price of the common stock. The notes are convertible at a price equal to 85% of the average of the five lowest closing bid prices of the common stock during the twenty-two (22) business days immediately preceding the issuance of the notes or 85% of the five lowest bid prices during the twenty-two business days through the date of conversion of the notes, whichever is lower. Therefore, there is a possibility that the notes may convert to common stock at a rate which may be below the prevailing market price of the common stock at the time of conversion.

     The exact number of shares of common stock into which the notes may ultimately be convertible will vary over time as the result of ongoing changes in the trading price of our common stock. Decreases in the trading price of our common stock would result in increases in the number of shares of common stock issuable upon conversion of the notes. The following consequences could result:

     o If the market price of our common stock declines, thereby proportionately increasing the number of shares of common stock issuable upon conversion of the notes, an increasing downward pressure on the market price of the common stock might result, which is sometimes referred to as a downward "spiral" effect.

     o The dilution caused by conversion of the notes and sale of the underlying shares could also cause downward pressure on the market price of the common stock.

     o The conversion of the notes would dilute the book value and earnings per share of common stock held by our existing shareholders.

This prospectus contains forward-looking information.

     This prospectus contains forward-looking statements. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs, and assumptions. Words such as " anticipates," "expects," "intends", "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

     Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We undertake no obligation to update these statements or publicly release the result of any revisions to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.


                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling security holders, although we will receive approximately $2,364,000 if all of the warrants being registered are exercised. All proceeds from the sale of shares of common stock owned by the selling security holders will be for the account of the selling securityholders described below. See "Selling Securityholders."

                           PRICE RANGE OF COMMON STOCK

     Our common stock has been trading publicly on the OTC Bulletin Board under the symbol "TCHL-OB" since 1994. The table below sets forth the range of quarterly high and low closing sales prices for our common stock on the OTC Bulletin Board during the calendar quarters indicated. The quotations reflect inter-dealer prices, without retail mark-ups, mark-downs, or conversion, and may not represent actual transactions.

TCHL COMMON STOCK


                                                             CLOSING BID                        CLOSING ASK
                                                       ----------------------           -------------------------
YEAR ENDING DECEMBER 31, 2001                           HIGH             LOW             HIGH                LOW
-----------------------------                           ----             ---             ----                ---
First Quarter (through April 18)                      $ 1.625           $0.5625        $  1.75             $0.875

YEAR ENDING DECEMBER 31, 2000
-----------------------------

First Quarter...................................      $10.18            $4.18          $ 10.62              $4.68

Second Quarter..................................       10.81             5.12            11                  5.37

Third Quarter...................................        6.37             4.43             7.37               5.25

Fourth Quarter .................................        4.75             0.875            5.0625             1.00

YEAR ENDING DECEMBER 31, 1999
-----------------------------
First Quarter...................................      $ 2.625           $1.0625         $ 3.0               $1.3125

Second Quarter..................................        3.125            1.50             3.875              2.00

Third Quarter...................................        3.25             1.50             3.625              1.625

Fourth Quarter .................................        3.87             1.00             4.12               1.25

YEAR ENDING DECEMBER 31, 1998
-----------------------------

First Quarter...................................      $ 3.125           $1.75           $ 3.375             $2.125

Second Quarter..................................        2.6875           1.6875           3.00               2.00

Third Quarter...................................        2.1875           1.125            2.625              1.4375

Fourth Quarter..................................        2.0625           1.25             2.625              1.50


     As of April 18, 2001, there were 253 holders of record of our common stock.


                                 DIVIDEND POLICY

     We have never paid any cash dividends on our common stock and anticipate that, for the foreseeable future, we will continue to retain any earnings for use in the operation of our business. Payment of cash dividends in the future will depend upon our earnings, financial condition, any contractual restrictions, restrictions imposed by applicable law, capital requirements, and other factors deemed relevant by our Board of Directors.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2000 and has been derived from financial information appearing in the Financial Statements included in this prospectus:


                                                                            Twelve Months Ended
                                                                             December 31, 2000
                                                             -------------------------------------------------


                                                             Actual
                                                             Audited    Pro-Forma(1)  Pro-Forma as Adjusted(2)
                                                            --------     ---------    ------------------------
Total Debt:                                              $ 1,642,475    $ 2,142,475       $   142,475

Stockholders' equity:

Common Stock, $.01 par value; 10,000,000 shares
authorized; 4,019,039 shares issued and
outstanding; 11,316 shares held in treasury,
Pro-Forma 6,440,193 shares, authorized and issued......  $    39,380    $    39,380       $    63,591

Additional paid-in capital.............................  $ 4,060,287    $ 4,060,287       $10,404,287

Accumulated deficit....................................  ($1,549,060)   ($1,549,060)      ($1,549,060)

Total stockholders' equity (deficiency)................   $2,550,607     $2,550,607        $8,918,818

Total Capitalization...................................   $4,193,082     $4,693,082        $9,061,293

(1) $500,000 Convertible Debenture to be issued in the first quarter of 2001.

(2) Convertible Debenture redeemed and existing warrants exercised one year hence.

                             SELECTED FINANCIAL DATA

     The financial data included in the following table has been derived from our audited financial statements and should be read together with our audited financial statements and related notes.



                                                    Years Ended
                                                    December 31,
                                       ------------------------------------
                                         1998          1999         2000
                                       --------      --------     --------
Statement of Operations Data:

     Sales                            $ 552,486    $ 689,190     1,017,518

     Cost of Sales                      386,425      472,790       651,460
                                      ---------     ---------    ----------

     Gross Profit                       166,061      216,400       366,058
                                      ---------     ---------     ---------
     Operating Expenses
         General and administrative     311,716      846,174       790,163
                                      ---------     ---------     ---------
         Depreciation and
         amortization                    18,133       15,000        28,389
                                      ---------     ---------    ----------

     Income (loss) from operations     (163,788)    (644,774)     (452,494)

     Other income--Interest               1,654        1,150        63,543

     Interest (expense)                  (6,970)     (11,305)      (29,704)
                                       ---------    ---------    ----------

     Income (loss) before provision
         for income taxes              (169,104)    (654,929)     (418,155)

     Provision for income taxes             -0-          -0-           -0-

     Net income (loss)                 (169,104)    (654,929)     (418,655)

     Primary income (loss) per share  ($   0.06)   ($   0.18)        (0.10)

     Fully diluted income (loss)
         per share                    ($    0.5)       (0.13)        (0.08)



                                                          Years Ended
                                                          December 31,
                                              -----------------------------------------
                                                 1998            1999          2000
                                                 ----            ----          ----
Balance Sheet Data:
-------------------
     Total assets                             $1,018,597     $1,258,172     $4,193,082

     Working Capital                             851,540        566,966      3,850,467

     Current Portion of long-term debt            32,742         28,559         17,198

     Long-term debt (less current portion)           -0-            -0-      1,520,318

     Shareholders' equity                     $  863,727       $722,305      2,550,607

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

General

     We were incorporated in 1947 as a New Jersey corporation. Our focus has historically been the design, manufacture, and sale of rotary switches. Switches have been a significant part of our revenue for five decades. In 1995, to augment revenues, we sought business in transformers and contract manufacturing. In 1998, we made a shift to new product development. In 1998, we also made our first sales of the IDS product, and in April of 1999, we completed the acquisition of the DynaTraX(TM) switch and technology. We will continue to focus on IDS and DynaTraX(TM) sales and development of additional products using these technologies.

     The following table sets forth the components of our revenues for each of our major business activities in 1998, 1999, and 2000 and their approximate percentage contribution to revenues for the period indicated:

PRODUCT TYPE                 1998         % of Revenue      1999         % of Revenue       2000     % of Revenue
------------                 ----         ------------      ----         ------------       ----     ------------
Switches                   $166,550           30.1%       $269,739           39.1%       $  400,085     39.3%

IDS Sensors                 254,900           46.2%        298,853           43.4%          472,374     46.4

Transformers/Coils           50,515            9.1%         46,786            6.8%           41,849      4.1

Contract Manufacturing       80,520           14.6%         73,812           10.7%          103,210     10.2
                           --------         ------        --------         ------         ---------    -----

Totals                     $552,485          100.0%       $689,190          100.0%        1,017,518    100.0%
                           ========         ======        ========         ======         =========    =====

     There has been a significant decrease in sales of rotary switches and contract manufacturing, due to a shift to new product development and sales. In 1998 and 1999 sales of the IDS sensors were $254,900 and $298,853. This increase continued in the year 2000.

     The following table sets forth the percentages of gross profit for each of our major business activities in 1998, 1999 and 2000:

                                                               Year Ended
                                                              December 31,
                                       ------------------------------------------------------------
PRODUCT TYPE                            1998     1999   Net Change       1999     2000   Net Change
------------                            ----     ----   ----------       ----     ----   ----------
Switches                                45.0%    45.0%       --          45.0%    79.3%     34.3%

IDS Sensors                             52.0%    54.6%      2.6%         54.6%    55.5%      0.9%

Transformers/Coils                      25.0%    25.0%       --          25.0%    49.1%     24.1%

Contract Manufacturing                  22.8%    22.8%       --          22.8%    31.0%      8.2%

Unallocated company expenses,
     including physical
     inventory adjustments
     and factory overhead              (13.1%)  (14.0%)    (0.9%)        (14.0%)  (26.2%)   (12.2%)

Total company gross profit %            30.1%    31.4%      1.3%         31.4%    36.0%      4.6%

     We have begun to shift out of the subcontracting and transformer business which provides low gross profit margins, for higher gross profit margin sales of IDS and other new products. While rotary switches produce high gross profits, demand for rotary switches is low.

     We have gradually shifted our product offering from less profitable to more profitable proprietary products.

Results of Operations

2000 compared to 1999

     Sales of $1,017,518 for 2000 increased 47.6% over 1999 as a result of the Company's continuing efforts to market our higher profit DynaTrax(TM) and IDS Sensor products.

     Cost of sales of $651,460 increased 37.7% due to higher sales of DynaTrax(TM) and IDS Sensors which improved the Company's gross profit percentage 4.6 percentage points, or an increase of 14.6% versus 1999.

     Selling, general and administrative expenses declined only slightly to $818,552 due to major marketing expansion efforts for our DynaTrax(TM) product line.

     The Company's loss from operations for 2000 was ($418,655), an improvement of 36.1% versus 1999, caused by increased sales of our more profitable products partially offsetting our market expansion cost.

1999 compared to 1998

     Sales were $689,190 for 1999 as compared to $552,485 for the year ended 1998. The increase was due to growth in switch and sensor sales. We will continue efforts in the future to increase sales of these high margin products.

     Cost of sales of $472,790 for the year ended 1999 compared to $386,425 for the year ended 1998 increased due to sales of IDS sensors to the Department of Energy's Los Alamos facility, and increased switch sales.

     Selling, general, and administrative expenses increased by $531,325 in 1999 as compared to the prior period in 1998 which resulted from higher than normal expenses in 1999 due to professional fees associated with the acquisition of DynaTraX(TM), and the fees incurred in connection with Tech Labs' self-underwritten public offering.

     Losses from operations of ($654,929) in 1999 increased by $485,825 compared to losses of ($169,104) for the prior period as a direct result of higher administrative expenses, due to the non-recurring DynaTraX(TM) acquisition fees and legal fees, and self-underwritten public offering legal fees.

1998 Compared to 1997

     Sales increased 24% from $444,322 in 1997 to $552,486 in 1998. This was due to an increase in sales of the Intrusion Detection System (IDS). We will continue our efforts to grow high margin IDS sales.

     Cost of sales decreased 16% from $446,457 in 1997 to $386,425 in 1998 due to an increase in sales of lower cost IDS products, which have a higher gross profit than historical products.

     Selling, general and administrative expenses, including depreciation, increased 24% from $265,104 in 1997 to $329,849 in 1998 due to increased sales efforts, engineering, testing, and promotion of new product introductions, as well as consulting, legal, and other expenses in connection with the acquisition of the DynaTraX(TM) product line.

     Income (loss) from operations decreased 39% from a loss of ($267,239) in 1997 to a loss of ($163,788) in 1998 due to higher gross profit margins on new products.

     Interest expense decreased negligibly from $6,996 in 1997 to $6,970 in 1998.

Liquidity and Capital Resources.

     During the years ended December 31, 1998 and 1999 we have had difficulty meeting our working capital requirements, which was a result of lower sales, limited marketing efforts, and continued losses from operations. During the year ended December 31, 1998, we completed sales of our common stock which raised approximately $603,716 in 1998.

     During calendar year 1999 we raised an additional $250,000 for the acquisition of the DynaTraX(TM) assets and an additional $200,000 for working capital. On October 25, 1999 Tech Labs borrowed $50,000 at 10% interest per year pursuant to a promissory note and security agreement with the lender. Under the terms of the security agreement, Tech Labs assigned a security interest in two of Tech Labs' purchase orders totaling $543,000. Under the terms of the promissory note, the $50,000 was to be repaid in full no later than December 24, 1999. The Note was extended to a due date of January 28, 2000 at an interest rate of 14%. In addition, Tech Labs entered into three unsecured promissory notes, as described below, in the amount of $50,000 each, at an interest rate of 10%. As of December 31, 2000, $150,000 of a total of $200,000 in promissory notes has been repaid and $50,000 remains outstanding and is due as of December 31, 2001.

     During 2000 we completed two significant transactions that have improved the Company's liquidity. On May 3, 2000 we completed an offering of our common stock to the public pursuant to a registration statement on Form SB-2. We sold to the public an aggregate of 293,379 shares for gross proceeds of $2,273,723. Subsequently, on October 13, 2000 the Company completed a private placement, pursuant to Rule 506 of Regulation D, of convertible promissory notes for gross proceeds of $1,500,000.

     During 1998 we also sold our first IDS products to the U.S. government Los Alamos facility. Continued sales will, however, be dependent upon sustained marketing efforts. Because sales from our historical lines of products have not in the past, and are not in the future expected to generate sufficient revenue to support our product development and marketing and sales efforts for our DynaTraX(TM) and IDS products, we will be required to meet our capital needs to finance our business plan through the sale of our shares of common stock.

                                    BUSINESS

General

     Tech Laboratories, Inc. manufactures and sells various electrical and electronic components. We are marketing and continuing to develop DynaTraX(TM) high-speed digital switch matrix system, an electronic switching unit. We believe that DynaTraX(TM) technology will enable us to become a provider of multi-media digital network distribution and management equipment for use in campus and building facilities. This equipment manages voice, video and data transmissions on a network.

     In addition, during the last three years, through our subsidiary, Tech Logistics, Inc., we have been manufacturing and marketing under our exclusive license, an infrared perimeter intrusion and anti-terrorist detection system or "IDS." The IDS was originally designed for military applications, and we currently market this product to government agencies and private industry for use in nuclear, industrial and institutional installations.

Historical Business

     We also manufacture and sell standard and customized transformers, test equipment and rotary switches, the latter of which products permits an electrical signal to be diverted from point A to point B. In addition, we act as a contract manufacturer for other companies and produce on an OEM basis electronic and electrical assemblies, printed circuit board assemblies, cable and harness assemblies and specialized electronic equipment. Approximately 15% of our products are manufactured for military applications.

     We sell our switch, transformer and test equipment products in the electronics and electrical industries, primarily as a contract manufacturer for other companies or for inclusion in OEM products. We market our products in these industries in the United States. This is a mature market. Competition is on the basis of price and service. Pricing of our products is based upon obtaining a margin above cost of production. The margin we will accept varies with quantity and the channels of distribution.

     We intend to market our historical products over the Internet, as well as through our distribution and outside sales agents. Our website is currently on-line. Our website address is www.techlabsinc.com.

The DynaTraX(TM) Asset Acquisition - Material Terms of Purchase Agreement

     On April 27, 1999, we completed the purchase of the DynaTraX(TM) product from NORDX/CDT, Inc. for a purchase price of $500,000. In connection with the acquisition of DynaTraX(TM) technology, we acquired certain inventory, patents and patent applications, and other equipment related to the DynaTraX(TM) product.

Industry

DynaTraX(TM) Networking Management and Maintenance Technology

     We believe that the future potential and market for "digital" multi-media, including Internet, high-speed data, digital voice and video, and information equipment and systems is substantial. We are using our DynaTraX(TM) technology to produce a line of standard, digital telecommunication distribution and management equipment that OEM's and/or Value-Added-Resellers will be able to use as a platform they can custom configure, through software, to supply a variety of industry and customer-specific applications and functions.

     We entered into an agreement in October 1999 with TravelNet Technologies, Inc. to sell the "Data Valet" software system which runs on a Dynatrax(TM) distributing switch system. This system provides high-speed, bundled, multi-media Internet and video services to business travelers and hotel guests. This integrated system also monitors and bills guests for services used. The agreement expires on September 10, 2002.

     The TravelNet Agreement provides that Tech Labs and TravelNet will jointly:

     o    promote DynaTraX(TM) and the Data Valet products in trade shows;

     o    share the costs of trade show participation;

     o    select and pay for retaining an advertising agency;

     o    training of sales personnel; and

     o share information, literature, sales projections, sales leads and technical support.

     We are attempting to build industry recognition for producing private, customer-premise (community, commercial, educational and hospitality complexes, and residential buildings), high-speed Internet, Long Distance, Intranet information distribution and management switching systems.

     We continue to believe the future trend in communications is reselling local loop services, which is the service connection between the local phone company's local office and the telephone customer, using new digital transmission technology and equipment to get around the present "de facto monopoly" telephone and CATV companies maintain over local connection and distribution services.

     The DynaTraX(TM) product, we believe, offers a faster switch and a much larger port size than any competing product and is not limited to a specific type of network as with some competing products. Port size refers to the number of network connections available for user equipment and for network distribution equipment.

     DynaTraX(TM) is being marketed for sale in the multi-media digital network distribution and management equipment industry. The growth in digital networks is clear as is the cost in supporting and maintaining these networks. We are presently marketing the DynaTraX(TM) product in the eastern portion of the United States with expansion to other markets over time. In addition, we are presently site-testing the DynaTrax(TM) system at various locations.

     Our goal is to have DynaTraX(TM) technology play a large role in helping developers, builders and/or managers of private residential communities and commercial, industrial, educational and hospitality complexes establish, own and operate broadband bundled communications network facilities that will distribute and manage high-speed digital Internet, Local and Long Distance, private WEB based data and CATV services to tenants located on their properties. In essence, Tech Labs' broadband bundled DynaTraX(TM) technology enables these property owners to own and control the access to all communications services to be distributed in their facilities by permitting users to bypass current telephone and CATV companies' "Last Mile" connection service. "Last Mile" connection service is the interconnection between a wide range of computing resources to "Wide Area Network", and may allow these property owners to increase rents and to make their properties more attractive to tenants.

     In making progress towards that objective, we, through a subsidiary, in June, 2000 acquired three contracts to provide residential bundled communication services to property developments in Florida from M3Communications, Inc. Each of the contracts is for a 10 year term. Two of the contracts are with NTS in Orlando, Florida, representing 357 existing apartment units, and the third contract is with Premier Properties in Ft. Myers, Florida, representing 300 new apartments projected to be completed within the next six months. Tech Labs Community Networks, Inc. ("TLCN"), a wholly-owned subsidiary of Tech Labs, acquired the contracts through its subsidiary, Tech Labs Community Networks of the Southeast, Inc. ("TLCN Southeast") As partial consideration for the sale, M3 was given a 20% stake in TLCN Southeast. TLCN retains the remaining 80% of TLCN Southeast's outstanding shares. M3 will also receive 20% of the operating income derived from the three contracts. Tech Labs also agreed to provide all residential broadband-bundled servies in Virginia, South Carolina, Kentucky, Tennessee, Georgia, Louisiana, Mississippi and Florida through TLCN Southeast.

     We formed TLCN to be the holding company of regionally oriented subsidiaries which would provide residential bundled communication services to property developments. TLCN Southeast focuses on the southeastern region of the United States. No other subsidiaries of TLCN have been formed to date.

     There are at least four companies that have products that compete with the DynaTraX(TM) product. However, we believe none of these competitors offer a product with all of the features or capabilities of DynaTraX(TM).

     We continue to believe that competition in the sale of our DynaTraX(TM) products will be on the basis of price, features, service and technical support. Pricing of our products is based upon obtaining a margin above cost of production. The margin we will accept varies with quantity and the channels of distribution.

     Competition for network management products comes from several different sources. One source of competition is the designated employees of large organizations which have been hired to manage and maintain their internal networks. However, we believe the growing need to control and reduce costs by using technology such as DynaTraX(TM) to automate tasks otherwise performed by expensive technical labor, will provide Tech Labs with market opportunities.

     Another group of competitors which produces products to manage and maintain the network physical layer consists of NHC, RIT and Cyteck. Of these three companies, NHC is the only one that offers a product comparable to DynaTrax(TM), but which is not as fast as DynaTraX(TM). In addition, V-LAN switching, which is a technology utilized by a number of companies, can be regarded as a competing technology. However, V-LAN switching is limited to a specific type of network, i.e. Ethernet, and not able to support many tasks which our DynaTraX(TM) technology is designed to complete. These tasks are:

     o rearranging network physical layer connections e.g.s moves, adds and changes of equipment such as computer terminals; fax machines; and printers;

     o    testing circuits;

     o managing and mainatining end-to-end network configuration, which is the connection between different points on a network from the telecommumunications closet to the user outlet; and

     o    maintaining asset inventory records.

     We regard V-LAN as complementary to DynaTraX(TM) circuit switching since they can work together to provide a more comprehensive network management/maintenance solution. The four competitors all have greater financial and other resources and currently account for substantially all of the existing market.

     Although we believe that the DynaTraX(TM) technology will serve as the basis for new products in the area of multi-media, digital network distribution and management equipment for use in campus and building facilities, our ability to successfully market our products will depend upon several factors including, among others:

o    The development of an effective marketing and distribution network;

o    The acceptance of our products by potential users; and

o Our ability to support existing products and develop and support new products that are compatible with other systems in use by potential customers and provide useful features that are user friendly.

Infrared Intrusion Detection System or "IDS"

     In April 1997, we formed Tech Logistics, Inc., a joint venture subsidiary owned at that time 80% by Tech Labs and 20% by Carmine O. Pellosie, Jr., a director of our company and president of International Logistic, Inc., a privately owned company that distributes police, security, safety and communication security devices. In May 1998, we acquired Mr. Pellosie's interest in Tech Logistics. The IDS, which is an active infrared sensor system able to detect intrusions by humans or vehicles into protected areas, was originally designed for military applications.

     We have been marketing IDS to government agencies and private industry for use in nuclear, industrial, and institutional installations. We also manufacture and market products currently sold by International Logistics Inc., as well as new security, police training, bomb detection and disposal equipment, anti-terrorism countermeasures and lie detection devices. New devices are intended to include hand-held letter bomb detectors, hand-held weapons detectors, video surveillance equipment as well as integrated audio-visual surveillance vehicles for government and police use.

     We have entered into an agreement dated effective as of October 1, 1997 with EAG, W.T. Sports, Ltd. and FUA Safety Equipment. Under the terms of the agreement we were granted an exclusive right until September 30, 2007 to manufacture and sell in the U.S., Canada and South America the IDS products. The agreement provides that until March 31, 2001 gross pre-tax profits will be shared 70% to Tech Labs and 30% to FUA. From April 1, 2001 until September 30, 2007 the gross pre-tax profits in excess of 16% will be shared 70% to Tech Labs and 30% to FUA. We will also pay FUA a royalty of 5% of the cost of any IDS products we manufacture and sell. We also intend to market metal detection equipment manufactured by EAG for use in security and industrial applications, such as walk-through metal detectors and hand-held metal detectors.

     We are marketing our IDS product to the security and anti-terrorist industry. We believe this is a growing industry and that terrorist incidents and security breaches serve to increase the demand for our products. We have completed the sale of an IDS to Los Alamos National

Laboratories.

     This industry has a number of different competing products and technologies. Competition in the industry is partly based on price and partly on other factors such as effectiveness of a product in the field, acceptable levels of false alarms for a given application and service. We are marketing the IDS product for global distribution. We have a number of competitors for the IDS products offering competitive technology, many of whom have greater financial and other resources.

     In 1999 we received approval for the IDS from the U.S. Air Force for inclusion in their Tactical Automated Security System program, which is a $500 million program to thwart enemy attacks on critical military installations throughout the world. Subsequent to this approval, Tech Labs received a blanket order to provide 50 IDS systems to the U.S. Air Force. Tech Labs has as of the date of this prospectus shipped 12 systems under its blanket order to the Air Force prime contractor. Pricing of our products is based upon obtaining a margin above cost of production. The margin we will accept varies with quantity and the channels of distribution.

Marketing Strategies

     Marketing. We are implementing a three-pronged marketing program consisting of:

     o Industry announcements and presentations through business and industry trade groups;

     o Establishing relationships with several industry recommenders and specifiers, who are consultants and engineering companies to help present our cable management and network physical layer solutions to the end-users and their contract management or system integrators; and

     o A promotional campaign of ads, mailings, and on-line Web site media, targeted at the end-user communications managers, their consultants and advisers.

     Our initial focus is the communication/computer centers in the eastern part of the United States. We are dividing this area into four sales regions:

     o    New England states;

     o    New York metropolitan area;

     o    Mid-Atlantic/Washington DC area; and

     o    Southeast Coast states.

     We plan to set up several regional representatives, sales agents, and/or certified value added resellers in each of the four regions. Our plan is to have one representative and, initially, up to two VARs for each region. Whenever possible, we plan to use former NORDX/CDT trained sales agents and certified VARs. At present, we have only established an office and regional representative in Florida.

     Sales representatives will be commissioned sales agents. VARs will be system integrators who will purchase DynaTraX(TM) products at a volume based discount price for resale as part of a turn-key service in which the system integrator designs the system, purchases the component products and installs and maintains the system.

     We also plan to expand on the initial program by opening up additional sales areas in this country and overseas. We contemplate doing this by adding regional representatives or agents, or through current VAR organizations that have a national presence.

     In the established East Coast area, we intend to establish up to three regional sales/service centers:

o    Massachusetts;

o    Washington, DC; and

o    Florida, where we have opened an initial office.

     We will repeat the process in the other areas as they become established.

     We plan to use our sales/service centers to introduce new, enhanced versions of the DynaTraX(TM) system and to provide territory customer support services. We also plan to set up a separate marketing campaign and sales operations to build markets for our expanded high-speed, customer-premise DynaTraX(TM) gateway networking switch.

     In addition, working with VARs, we will focus on providing turn-key, private customer-premise digital gateway exchange networking systems. We will target real estate developers, builders and/or owners of private communities, commercial community retail complexes and shared rental buildings to enable them to control and resell Internet, long distance, CATV, and building automation information services going into and out of their private facilities.

Source of Supply

     Current inventory component purchases for all our products are made from OEMs, brokers, and other vendors. We typically have more than a single source of supply for each part, component, or service, but from time to time we may utilize a single supplier for a particular part or component. During the year ended December 31, 2000, Wiggins Plastics was our largest supplier with 7.4% of our overall inventory purchases. These purchases were primarily used in the manufacture of electromechanical switches. During the year ended December 31, 1999, Wiggins Plastics accounted for 7.4% of our supply of inventory. We have no long-term agreements with any of our suppliers.

Order Backlog

     The backlog of written firm orders for our products and services as of December 31, 2000 and December 31, 1999, was as follows:

          As of December 31, 1999: $742,765

          As of December 31, 2000: $586,441

Patents

     In connection with our acquisition of the DynaTraX(TM) assets, we acquired certain patents and pending patent applications. Four patents have been granted in Great Britain, which are listed below:


o Patent title: User Interface for Local Area Network. This patent covers technology which allows communication between the user and the equipment controlling the network. This patent expires in 2013.

o Patent title: Token Ring. This patent covers technology which transmits information between devices on a network. This patent expires in 2013.

o Patent title: Half Duplex Circuit for Local Area Network. This patent covers technology which allows one-way communication either to or from the Local Area Network. This patent expires in 2013.

o Patent title: Matrix Switch Arrangement. This patent covers technology which is a switch that can either connect or disconnect one or more devices on a network. This patent expires 2015.

     We also have patents pending in the United States and in the European Common Market. In addition, Tech Labs has a U.S. patent pending on new technology relating to the protection of computer networks from hacker attacks.

Employees

     We have 16 full-time employees, including our officers, seven of whom were engaged in manufacturing, one in repair services, one in administration and financial control, two in engineering and research and development, and two in marketing and sales, and three in management.

Facilities; Manufacturing

     Our corporate headquarters and manufacturing facility is located in North Haledon, New Jersey. Our primary manufacturing and office facility is a one-story building that is adequate for our current needs. We lease this facility of 8,000 square feet, from a non-affiliated person, under a lease that ends in May, 2001. The annual base rent is $48,000 and includes property taxes and other adjustments. We believe our premises are adequate for our current needs and that if and when additional space is required, it would be available on acceptable terms.

     We are an integrated manufacturer and, accordingly, except for plastic moldings and extrusions, produce nearly all major subassemblies and components of our devices from raw materials. We purchase certain components from outside sources and maintain an in-house, light machine shop allowing fabrication of a variety of metal parts and castings, complete tool room for making and repairing dies, a stamping shop and an assembly shop with light assembly presses. Our test lab checks and tests our products at various stages of assembly and each finished product undergoes a complete test prior to shipment.

     We anticipate that we will either manufacture any new products ourselves or subcontract their manufacture, in whole or in part, to others. We believe that personnel, equipment, and/or subcontractors will be readily available as and when needed.

     We offer warranties on all our current products, including parts and labor for one year.

     We have limited research and development facilities and currently employ one engineer.

Litigation

     We are involved in a lawsuit arising from a letter of intent relating to a small potential transaction we did not complete because we believed there were misrepresentations made to us. We believe that the outcome is likely to be favorable, but that our maximum liability if we do not prevail would be $30,000. The suit is pending in the Superior Court of New Jersey, Law Division, Passaic County.

                                   MANAGEMENT

Directors, Executive Officers, and Key Consultants

Name                           Age           Title
----                           ---           -----

Bernard M. Ciongoli            54            President, Treasurer, and Director

Earl M. Bjorndal               49            Vice President and Director

Carmine O. Pellosie, Jr.       58            Secretary and Director

Salvatore Grisafi              70            Director


     Each director is elected for a period of one year and until his successor is duly elected by shareholders and qualified. Officers serve at the will of the board of directors.

     Bernard M. Ciongoli became our president and a director in late 1992, and became Treasurer in 1998. From 1990 through 1991 he served as president of HyTech Labs, a company engaged in sales and servicing of electronic test equipment. During the years of 1987 to 1990, he acted as the principal owner and President of Bernco Developers, a real estate developer. Mr. Ciongoli holds a degree in electronic engineering from Paterson Institute of Technology.

     Earl M. Bjorndal has been with us in various capacities since 1981. He has been a director since 1985, and became a vice president in 1992. He is a graduate of the New Jersey Institute of Technology with both bachelor's and master's degrees in industrial engineering.

     Carmine O. Pellosie, Jr. has been a director since the formation of Tech Logistics, Inc. in 1997 and has been our secretary since April 1999. Since January 1, 1999, he has been the Controller of the Passaic County Department of Health and Human Services. Prior to January 1999, he was, for more than five years, president of International Logistics, Inc.

     Salvatore Grisafi has been a director since August of 2000. Mr.
Grisafi is president of MPX Network Solutions, a privately held telecommunications/networking business development and marketing consulting company. Mr. Grisafi has served as a consultant to Tech Labs since 1998, and assisted the Company in the acquisition of the DynaTrax(TM) technology from NORDX/CDT and in identifying other opportunities and business strategies. Mr. Grisafi is a graduate of the New York Institute of Technology.

     Tech Labs' success will depend to a large extent upon the continued efforts of Bernard M. Ciongoli, our president and chief executive officer. Mr. Ciongoli has an intricate understanding of Tech Labs, its business operations and the technology underlying its products. It would be very difficult for Tech Labs to replace Mr. Ciongoli, and accordingly the loss of his services would be detrimental to our operations. We do, however, maintain key man life insurance on Mr. Ciongoli to compensate for any such loss, and have an employment agreement with him. Expansion of our business may require additional managers and employees with industry experience. In general, only highly qualified managers have the necessary skills to develop and market our products and provide our services.

     Competition for skilled management personnel in the industry is intense, which may make it more difficult and expensive to attract and retain qualified managers and employees. Expansion of our business will likely also require additional non-employee board members with business and industry experience. We do not, however, have directors' and officers' liability insurance, which may limit our ability to attract qualified non-employee board members.

Executive Compensation

     The following table summarizes the compensation paid to or earned by our president. No other officer has received compensation in excess of $100,000 in any recent fiscal year.

                           Summary Compensation Table

                                                                              Long-Term
                                         Annual Compensation                Compensation
                                   -----------------------------------      -------------
                                                                              Shares of
                                                                             Common Stock
                                                                            Issuable Upon
    Name and 2000                                                            Exercise of
 Principal Position                Year       Salary($)       Bonus($)         Options
 ------------------                ----       ---------       --------         -------
Bernard M. Ciongoli                2000       $125,000          0              250,000
  President, Treasurer             1999       $125,000          0                    0
                                   1998       $125,000          0              300,000

     The following table sets forth information relating to all options granted to named executive officers:

                       Option Grants in Fiscal Year 2000

                                                  Percent of
                           Number of            Total Options
                    Securities Underlying    Granted to Employees    Exercise    Expiration
Name                   Options Granted        in Fiscal Year (%)       Price        Date
----                   ---------------        ------------------       -----        ----
Bernard M. Ciongoli        111,000                  40.36            $2.68125     1/02/06
                           139,000                  50.00            $2.4375      1/02/06

     We have an employment contract with Mr. Ciongoli that commenced October 1, 1998. The contract was amended June 18, 1999 and subsequently on February 21, 2001 to extend the initial term of Mr. Ciongoli's employment. Mr. Ciongoli is currently compensated at the base salary rate of $125,000 per annum. Mr. Ciongoli is also entitled to receive two (2%) percent of our sales in excess of $1,000,000 during any year he is employed by us. In addition, Mr. Ciongoli was also granted an option, pursuant to the terms of his employment contract, exercisable for five (5) years from date of grant to purchase 300,000 shares of stock at $.50 per share, such option to vest in increments of 100,000 shares per annum on each anniversary date of the agreement commencing October 1, 1998.

     In 2000 we granted to Mr. Ciongoli an option to purchase up to 111,000 shares of common stock under our 1996 stock option plan exercisable for five (5) years at $2.68125 per share which vests over a period of three (3) years. We also granted to Mr. Ciongoli a non-plan option, subject to the approval of shareholders, in consideration and in recognition of his services to Tech Labs to purchase up to 139,000 shares exercisable over (5) years at $2.4375 and which vests over the course of three (3) years from the date of grant. In 2001, we granted to Mr. Ciongoli an option to purchase up to 100,000 shares under our 1996 stock option plan exercisable for five (5) years at $0.9625 per share which vest over a period of two (2) years.

     We do not have employment agreements with any other named executive officers. Our directors are not presently compensated.

Consultants

     We have entered into a consulting agreement with MPX Network Solutions, Inc. The agreement, as amended, expires on March 21, 2002, and provides that:

     o MPX will provide consulting services in the areas of marketing, customer relations and strategic and product development planning, particularly with regard to communications products;

     o MPX will receive an annual fee of $52,000 and commissions on sales of telecommunications products during the term of the agreement ranging from 3% of the first $2,000,000 of the net sale prices to 1/2% of the net sale prices over $4,000,000, and

     o MPX is to receive 50,000 shares of common stock; and, options to purchase (i) up to, depending on net sales of telecommunications products during the term of the agreement, 50,000 shares of common stock at a purchase price of $1.25 per share, (ii) options to purchase up to 25,000 shares exercisable for 3 years at $0.75 per share, and
          (iii) options to purchase up to 25,000 shares exercisable for 4 years at $0.75 per share but which do not vest until the "Positive Network Access Security" patent filed by Tech Labs is approved by the U.S. Patent and Trademark office.

     These services will be provided on an as needed basis, primarily by MPX's president, Mr. Sal Grisafi, who is a director of Tech Labs.

     We have also entered into a consulting agreement with Scott Coby. Under the terms of the agreement, the consultant will provide certain marketing and financial services. In consideration for entering into the agreement, which has an initial term of two years, we issued to the consultant a warrant to purchase 50,000 shares of common stock at $1.85 per share exercisable for five (5) years.

     We issued an additional warrant to Scott Coby to purchase up to 200,000 shares of common stock at $3.50 per share exercisable for five (5) years. This warrant vests in increments of 25,000 warrants for every $250,000 of sales of Tech Lab's products to purchasers obtained by consultant within the initial two
(2) year term of the consulting agreement with Mr. Coby. The shares underlying the warrants have certain registration rights.

     We have also entered into a consulting agreement with Barry Bendett. Under the terms of the agreement the consultant will provide certain business develpment services, including but not limited to, expanding the customer base, financial planning, corporate structuring and marketing matters. In consideration for entering into the agreement, which has an initial term of two
(2) years, we issued to the consultant an option to purchase 100,000 shares of common stock at $4.00 per share exercisable for three (3) years. Pursuant to the terms of the agreement, we issued to Mr. Bendett 65,000 shares for services performed through January 15, 2001, and, 35,000 shares for services performed through April 15, 2001; and, unless earlier terminated, we shall issue to him an additional 35,000 shares for services to be performed through July 15, 2001, and 35,000 shares for services to be performed through October 15, 2001.

Stock Option Plans

     On December 11, 1996, the board of directors adopted a stock option plan for officers, directors, and other key employees. Options issued pursuant to the stock option plan to qualified key employees are meant to qualify as incentive stock options within the meaning of Section 422A of the Internal Revenue Code. A total of 450,000 shares were set aside for this purpose. Currently outstanding under this plan are grants of options for an aggregate of 306,000 shares, of which 100,000 were granted at an exercise price of $0.9625, 111,000 were granted at an exercise price of $2.68125, 25,000 were granted at an exercise price of $2.4375 and 70,000 were granted at an exercise price of $0.875.

     The 1996 Plan is administered by a committee appointed by the board of directors, which is comprised of two or more members of the board. The committee's interpretation and construction of the stock option plan is final unless otherwise determined by the board.

     Options granted under the 1996 Plan shall have an option price not less than 100% of the fair market value of the shares of Tech Labs' common stock on the date of the granting of the option, or 110% of the fair market value for stockholders who, at the time of grant, posses more than 10% of the total voting power of all classes of stock. If the aggregate fair market value of the shares of stock, determined as of the date of grant, during any calendar year exceeds $100,000 then only the first $100,000 of such shares exercised will be treated as incentive stock options.

     Any option must be granted within 10 years of the date the plan was adopted or approved by the shareholders, whichever is earlier. The option, by its terms, must be exercisable within 10 years of the date it is granted. If, however, options are granted to an optionee who, at the time of grant, posseses more than 10% of the total voting power of all classes of stock, the options granted shall be exercisable no more than 5 years from the date of grant. Options generally may be exercised only if the optionee remains continuously associated with Tech Labs from the date of grant to the date of exercise. However, options may be exercised upon termination of employment or upon death of any employee within certain specified time periods.

     In May 2000 the board of directors adopted two additional stock option plans, an incentive stock option plan and a non-employee director plan. The plans were submitted to a vote by the shareholders at the Annual Meeting of Shareholders held on August 10, 2000 but were not approved. In November 2000 the board of directors adopted the November 2000 Incentive Stock Option Plan and the November 2000 Non-employee Director Plan. Both plans will be submitted to the shareholders for their approval at the Annual Meeting of Shareholders scheduled for the summer of 2001.

     The November 2000 Employee Plan authorizes the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code for the purchase of an aggregate of 150,000 shares (subject to adjustment for stock splits and similar capital changes) of common stock to employees of Tech Labs. By adopting the 2000 Employee Plan, the board belives that Tech Labs will be better able to attract, motivate and retain as employees people upon whose judgment and special skills the success of Tech Labs in large measure depends.

     The November 2000 Employee Plan will be administered by the November 2000 Employee Plan Committee of the board of directors, which will be comprised of one or more of the independent members of the board. The Committee can make such rules and regulations and establish procedures for the administration of the November 2000 Employee Plan as it deems appropriate.

     The exercise price of an incentive stock option must be at the fair market value of Tech Labs' common stock on the date of grant or 110% of the fair market value for shareholders who, at the time the option is granted, own more than 10% of the total combined classes of stock of Tech Labs or any subsidiary. No employees may exercise more than $100,000 in options held by them in any year.

     No option may have a term of more than ten years, or five years for 10% or greater shareholders. Options generally may be exercised only if the option holder remains continuously associated with Tech Labs or a subsidiary from the date of grant to the date of exercise. However, options may be exercised upon termination of employment or upon death or disability of any employee within certain specified periods.

     The November 2000 Non-employee Director Plan was adopted in order to link the personal interests of non-employee directors to the long-term financial success of Tech Labs.

     The total number of shares for which options may be granted from time to time under the plan is 100,000 shares.

     The plan will be administered by a committee of directors who are not eligible to participate in the plan. Options become exercisable with respect to such shares granted on the date on which the option was granted, so long as the optionee remains an eligible director. No option may be exercised more than five years after the date on which it is granted. The number of shares available for options, the number of shares subject to outstanding options and their exercise prices will be adjusted for changes in outstanding shares such as stock splits and combinations of shares. Shares purchased upon exercise of options, in whole or in part, must be paid for in cash or by means of unrestricted shares of common stock or any combinations thereof.

                              CERTAIN TRANSACTIONS

     The following information describes certain transactions between Tech Labs and certain affiliated parties. Future transactions, if any, must be approved by the board of directors.

     In March, 1999, we entered in to a consulting agreement with MPX Network Solutions, Inc. Sal Grisafi is the president of MPX and a director of Tech Labs'. See "Management-Consultants."

     In March of 2001, we extended the term of our consulting agreement with MPX Network Solutions Inc., whose president, Salvatore Grisafi, is also a director of Tech Labs, until March 21, 2002.

                             PRINCIPAL STOCKHOLDERS

     The following table describes, as the date of this prospectus, the beneficial ownership of our common stock by:

     o    persons  known  to us to own  more  than  5% of  such  stock,  and

     o the ownership of common stock by our directors, and by all officers and directors as a group.


                                         Number of
                                        Shares Owned           % of
Name                                    Beneficially       Common Stock
----                                   -------------       ------------
Bernard M. Ciongoli                        907,000            19.13%

Earl Bjorndal                              248,444             5.64%

Carmine O. Pellosie, Jr.                    60,000             1.37%

Salvatore Grisafi                           50,000*            1.14%

Libra Finance, S.A.                        275,000             5.94%

Celeste Trust Reg                          529,945             9.99%

The Endeavour Capital Investment
Fund, S.A.                                 529,945             9.99%

Esquire Trade & Finance                    529,945             9.99%

All officers and directors as a          1,265,444            27.28%
group (4 persons)

*    These shares are owned by Mr. Grisafi's wife.

** Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or entity has a right to acquire within 60 days purusant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.

o The information for Mr. Ciongoli includes 87,000 shares that may be acquired within 60 days pursuant to the exercise of options granted under our 1996 stock option plan and 300,000 shares issuable upon exercise of options earned under our employment agreement with Mr. Ciongoli.

o The information for Mr. Bjorndal includes 50,000 shares that may be acquired within 60 days pursuant to the exercise of options granted under our 1996 stock option plan.

o The information for Mr. Pellosie includes 20,000 shares issuable upon the exercise of immediately exercisable options granted under our 1996 stock option plan.

o The number of shares beneficially owned by each of Celeste Trust Reg, The Endeavour Capital Investment Fund, S.A., and Esquire Trade & Finance may not exceed, by the terms of their Subscription Agreement with Tech Labs, 9.99% of the outstanding number of shares of common stock of Tech Labs. Beneficial ownership is calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Based on a conversion price for the notes of $0.738446, no more than an amount equal to 495,948 shares may be converted by each of Celeste Trust Reg, The Endeavour Capital Investment Fund, S.A., and Esquire Trade & Finance at any one time; provided, however, each of the above mentioned parties is not precluded from converting the maximum amount permissible under the notes, immediately disposing of some or all of those shares and subsequently converting additional amounts remaining under the notes.

                              PLAN OF DISTRIBUTION

     Tech Labs is registering this offering of shares on behalf of the selling securityholders. Tech Labs will pay all costs, expenses and fees related to the registration, including all registration and filing fees, printing expenses, fees and disbursements of its counsel, blue sky fees and expenses.

     The selling securityholders shares may be sold to purchasers from time to time directly by and subject to the discretion of the selling securityholders. The selling securityholders may, from time to time, offer their securities for sale through underwriters, dealers, or agents, who may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling securityholders and/or the purchasers of the securities for whom they may act as agents.

     The securities sold by the selling securityholders may be sold from time to time in one or more transactions at an offering price that is fixed or that may vary from transaction to transaction depending upon the time of sale or at prices otherwise negotiated at the time of sale. Such prices will be determined by the selling securityholders or by agreement between the selling securityholders and any underwriters.

     Any underwriters, brokers, dealers, or agents who participate in the distribution of the securities may be deemed to be "underwriters" under the Securities Act, and any discounts, commissions, or concessions received by any such underwriters, dealers, or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securites Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Each selling stockholder has advised Tech Labs that the stockholder has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

     At the time a particular offer is made by or on the behalf of the selling securityholders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock and other securities being offered, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling securityholders, any discounts, commissions and other items constituting compensation from the selling securityholders, any discounts, commissions, or concessions allowed, reallowed, or paid to dealers, and the proposed selling price to the public.

     The selling securityholders have agreed to sell the shares only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification is available and is complied with.

     The selling securityholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and their associated rules and regulations, including Regulation M. These provisions may limit the timing of purchases and sales of shares of the common stock of Tech Labs by the selling securityholders. Tech Labs will make copies of this prospectus available to the selling securityholders and has informed them of the need for delivery of copies of this prospectus to purchases at or before the time of any sale of the shares.

                       OFFERING BY SELLING SECURITYHOLDERS

     The following tables set forth certain information concerning each of the selling securityholders. The shares are being registered to permit the selling securityholders and their transferees or other successors in interest to offer the shares from time to time. Except for Stursberg & Veith none of the selling securityholders has held any position or office or had a material relationship with Tech Labs or any of our affiliates within the past three years other than as a result of the ownership of our common stock.

     Selling securityholders are under no obligation to sell all or any portion of their shares. Particular selling shareholders may not have a present intention of selling their shares and may sell less than the number of shares indicated. The following table assumes that the selling shareholders will sell all of their shares.

                                                       Number of
                                                       Shares
                                                       Beneficially                     Number of      Percent of
                                                       Owned and         Number of      Shares         Shares           Percent of
                                                       to be Owned       Shares         Owned          Owned            Shares
                                                       Prior to          Being          After          Prior to the     Owned After
Selling Shareholders                                   Offering(1)       Offered        Offering       Offering         the Offering
-------------------------------------------            ------------      ---------      ----------     ------------     ------------
Celeste Trust Reg(2)(3)
c/o Trevisa-Treuhand-Anstalt Landstrasse
8 Furstentums
99996 Balzers
Liechtenstein                                              529,945        529,945           0                9.99%         0%


The Endeavour Capital Investment Fund, S.A.(2)
Cumberland House 27
Cumberland Street
Nassau New Providence
Bahamas                                                    529,945        529,945           0                9.99%         0%

Esquire Trade & Finance, Inc.(2)
Trident Chambers
P.O. Box 146, Road Town
Tortolu, BVI                                               529,945        529,945           0                9.99%         0%

The Endeavour Management Inc. S.A (3)
Cumberland House 27
Cumberland Street
Nassau New Providence
Bahamas                                                    137,500        137,500           0                3.33%         0%

Libra Finance, S.A (3)
P.O. Box 4603
Zurich, Switzerland                                        275,000        275,000           0                5.94%         0%

Stursberg & Veith (4)
405 Lexington Avenue
New York, NY                                                75,000         75,000           0                1.69%         0%


Mint Corporation (4)
211 Park Avenue
Hicksville, New York 11801                                 200,000        200,000           0                4.39%         0%

(1) Based upon the information we have received, we assume that the selling securityholders have sole voting and investment power with respect to all shares owned.

     (2) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock shown as beneficially owned both prior to and after the offering by the selling securityholders represents an estimate of the number of shares of common stock to be offered by such selling securityholders assuming a conversion price of $0.5274 of the currently outstanding $1,500,000 note and payment of interest thereon. The actual number of shares of common stock issuable upon conversion of the notes is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by Tech Labs at this time, including the future market price of the common stock.

     The actual number of shares being registered under this registration statement also includes 200% of the number of shares of common stock issuable upon exercise of the notes and interest payable thereon. The notes are convertible at a price equal to 85% of the average of the five lowest closing bid prices of the common stock during the twenty-two (22) business days immediately preceding the closing of the financing transaction in which Tech Labs delivered the notes and to the selling securityholders or 85% of the five lowest bid prices during the twenty-two (22) business days through the date of conversion of the notes, whichever is lower. Therefore, the number of shares issuable upon conversion of the notes may be less than or greater than the number of shares shown as beneficially owned by the selling securityholders or otherwise covered by this prospectus.

     Pursuant to the terms of the subscription agreement entered into between the selling securityholders and Tech Labs, the notes are convertible by each selling securityholder and interest is payable in common stock only to the extent that the number of shares of common stock then beneficially owned, as determined in accordance with section 13(d) of the 1934 Act and Rule 13d-3 thereunder, by such selling securityholder and its affiliates would not exceed 9.9% of the then outstanding shares of common stock of Tech Labs, provided such selling securityholder has not sent written notification to Tech Labs that it wishes to void the 9.9% limitation. Furthermore, the selling securityholders are not precluded from converting the maximum amount permissible under the notes, immediately disposing of some or all of those shares and subsequently converting additional amounts remaining under the notes.

(3) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock shown as beneficially owned both prior to and after the offering represents 200% of the number of shares of common stock issuable upon the exercise of warrants to purchase common stock at an exercise price of $4.80.

(4) Represents shares of common stock issuable upon the exercise of warrants to purchase common stock.

     In recognition of the fact that certain selling securityholders may wish to be legally permitted to sell their shares of common stock when they deem appropriate, we agreed with certain selling securityholders to file with the United States Securities and Exchange Commission, under the Securities Act of 1933, as amended, a registration statement on Form SB-2, of which this prospectus is a part, with respect to the resale of the shares of common stock, and have agreed to prepare and file amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares of common stock are no longer required to be registered for the sale thereof by certain sellingsecurity holders.

     Stursberg & Veith has been legal counsel to Tech Labs for the past two years.


     The sale of the securityholder shares may be effected from time to time in transactions, which may include block transactions, in:

     o    the over-the-counter market;

     o    in negotiated transactions; or

     o    a combination of such methods of sale or otherwise.

     Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

     Selling securityholders may effect such transactions by selling their securities directly to purchasers

     o    through broker-dealers acting as agents; or

     o to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the market in negotiated transactions or otherwise.

     The selling security holders have been advised that the shares may only be sold in New Jersey through a registered broker-dealer or in reliance upon an exemption from registration.

     Broker-dealers, if any, may receive compensation in the form of discounts, commissions, or concessions and/or the purchasers from whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise, which compensation as to a particular broker-dealer may exceed customary commissions.

     If any of the following events occurs, this prospectus will be amended to include additional disclosure before offers and sales of the securityholder shares are made:

     o To the extent such securities are sold at a fixed price or by option at a price other than the prevailing market price, such price would be set forth in this prospectus;

     o If the securities are sold in block transactions and the purchaser wishes to resell, such arrangements would be described in this prospectus;

     o If the compensation paid to broker-dealers is other than usual and customary discounts, commissions, or concessions, disclosure of the terms of the transaction would be included in this prospectus.

     This prospectus would also disclose if there are other changes to the stated plan of distribution, including arrangements that either individually or as a group would constitute an orchestrated distribution of the securityholder shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of securityholder shares may not simultaneously engage in market making activities with respect to any securities of Tech Labs for a period of at least two (and up to nine) business days prior to the commencement of such distribution. In addition, each selling securityholder desiring to sell securityholder shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of the purchases and sales of shares of Tech Labs' securities by such selling securityholders.

     The selling securityholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of the securities may be deemed underwriting discounts and commissions under the Securities Act.

                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 10,000,000 shares of common stock having a par value of $.01 each, of which 4,351,938 are currently outstanding and 11,316 shares are held in treasury. There are currently approximately 253 holders of common stock.

Common Stock

     Each share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. The common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares may elect all of the directors of Tech Labs. The common stock does not have any preemptive rights. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our certificate of incorporation.

     Holders of common stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the board of directors, from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the affairs of our company, all assets and funds of our company remaining after the payment of all debts and other liabilities shall be distributed, pro rata, among the holders of the common stock. Holders of common stock are not entitled to preemptive, subscription, or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

Common Stock Purchase Warrants

     In October 2000, Tech Labs issued 412,500 warrants to purchase shares of common stock at an exercise price of $4.80 per share, subject to adjustment, at any time until 5:00 pm New York time, on October 13, 2003. Tech Labs may call the warrants on thirty days written notice, provided the average closing bid price equals or exceeds $8.00 per share for twenty consecutive business days and the average daily volume is at least 90,000 shares per day.

     The exercise price of the warrants and the number of shares of common stock issuable upon exercise thereof are subject to adjustment in certain events, including stock splits or combinations, stock dividends, or through recapitalization resulting from stock split or combination.

6.5% Convertible Notes

     In October 2000, Tech Labs issued a $1,500,000 principal amount convertible note which is due on October 13, 2003. Interest is payable quarterly in cash or in shares of common stock at the option of the noteholder.

     The notes and their accrued interest are convertible at anytime while any portion of them are outstanding into shares of Tech Labs common stock. The notes are convertible at a price equal to 85% of the average of the lowest closing bid prices of the common stock during the five lowest bid prices during the twenty-two (22) business days immediately preceding the issuance date of the notes or 85% of the five (5) lowest bid prices during the twenty-two business days through the date of conversion of the notes, whichever is lower.

     Upon satisfaction of certain conditions and the good faith negotiations of Tech Labs and the purchasers of the notes, a portion of the notes may be converted into convertible preferred stock, which shall contain terms nearly identical to the terms of the notes.

Stock Options and Stock Option Plan

     In addition to the warrants to purchase 412,500 shares of our common stock, we have outstanding options to consultants and third parties:

     o to purchase 50,000 shares exercisable for five years at $1.85 per share,

     o to purchase 75,000 shares exercisable for five years at $1.12 per share,

     o to purchase 200,000 shares exercisable for two years, as to 100,000 shares at $1.25 per share and as to 100,000 shares at $1.75 per share,

     o to purchase 100,000 shares exercisable for three years at $4.00 per share.

     Tech Labs has granted options to purchase 300,000 shares exercisable at $.50 per share pursuant to an employment agreement with our president, all of which options have vested. As additional incentive, Mr. Ciongoli was granted options to purchase (i) up to 100,000 shares under our 1996 stock option plan at an exercise price of $0.9625, of which 50,000 shares have vested and the remaining 50,000 shares shall vest next year, (ii) up to 111,000 shares under our 1996 stock option plan at an exercise price of $2.68125, of which 37,000 shares have vested and the remaining 74,000 Shares shall vest equally over the next two years; and (iii) a non plan option to purchase up to 139,000 shares, at an exercise price of $2.4375, was also granted to Mr. Ciongoli, which vests over a period of three years.

     We issued 50,000 shares of common stock to MPX pursuant to our consulting agreement. Pursuant to the consulting agreement dated March 10, 1999 with Mint, in addition to the options set forth above, we issued an aggregate of 100,000 shares.

     We have adopted a 1996 stock option plan for officers, directors, and other key employees. A total of 450,000 shares have been reserved for issuance under the 1996 Plan. Currently outstanding under this plan are grants of options for an aggregate of 306,000 shares, of which 100,000 were granted at an exercise price of $0.9625, 111,000 were granted at an exercise price of $2.68125, 25,000 were granted at an exercise price of $2.4375 and 70,000 were granted at an exercise price of $0.875. The board has also approved two new stock option plans, the November 2000 Incentive Stock Option Plan and the November 2000 Non-employee Director Plan. Both plans will be submitted to the shareholders of Tech Labs at a Special Meeting of the Shareholders for approval. No options have been granted to date under either of the 2000 plans.

SHARES ELIGIBLE FOR FUTURE SALE

     No assurance can be given as to the effect, if any, that future sales of common stock will have on the market price of our common stock. Of our shares of common stock currently outstanding, assuming no exercise of warrants or conversion of convertible notes into shares of our common stock, 1,120,966 are "restricted securities" as the term is defined in Rule 144 under the Securities Act of 1933, as amended, and under certain circumstances may be sold without registration pursuant to that rule. Subject to the compliance with the notice and manner of sale requirement of Rule 144 and provided that we are current in our reporting obligations under the Securities Exchange Act of 1934, a person who beneficially owns restricted shares of stock for a period of at least one year is entitled to sell, within any three month period, shares equal to the greater of 1% of the then outstanding shares of common stock, or if the common stock is quoted on the NASDAQ System, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of the required notice of sale on the Form 144, with the United States Securities and Exchange Commission. As of the date of this prospectus, 1,083,912 shares of common stock, held by beneficial owners, are eligible for sale pursuant to Rule 144. We are unable to predict the effect that the sales made under Rule 144 otherwise may have on the market price of the common stock prevailing at the time of any such sales. Nevertheless, sales of substantial amounts of the restricted shares of common stock in the public market could adversely effect the then prevailing market for our common stock.

Market Information

     Our common stock is listed on the OTC Electronic Bulletin Board under the symbol "TCHL-OB." Trading in the common stock has historically been very limited.

Transfer Agent

     The transfer agent for our common stock is Interwest Transfer Co., Inc., P.
O. Box 17136, Salt Lake City, Utah 84117.

                                  LEGAL MATTERS

     The validity of the common stock offered in this offering will be passed upon for us by Stursberg & Veith, 405 Lexington Avenue, New York, New York 10174, the partners of which law firm own options to purchase 75,000 shares and which are being registered pursuant to this prospectus.

                                     EXPERTS

     Charles J. Birnberg, CPA, independent auditors, have audited our financial statements for the years ended December 31, 1998, 1999 and 2000 as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Charles J. Birnberg's report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, with the Securities and Exchange Commission with respect to the common stock being registered pursuant to this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and any of its amendments and the exhibits, which are available for inspection without charge, and copies of which may be obtained at prescribed rates, at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, and at the Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. The Commission maintains a Website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     We will provide, without charge, to each person who received a prospectus, upon written or oral request of such person to us at the mailing address or telephone number listed below, a copy of any of the information incorporated by reference. The mailing address of our principal executive offices is Tech Laboratories, Inc., 955 Belmont Avenue, North Haledon, New Jersey 07508, (973) 427-5333.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Report of Charles J. Birnberg, CPA Independent Auditors.....................F-2

Audited Financial Statements
Balance Sheets.........................................................F-3, F-4
Statement of Stockholders' Equity ..........................................F-5
Statements of Operations....................................................F-6
Statements of Cash Flows....................................................F-7
Notes to Financial Statements...............................................F-8

                         REPORT OF INDEPENDENT AUDITORS


                            Charles J. Birnberg, CPA
                               150 Overlook Avenue
                          Hackensack, New Jersey 07601


                                                                  March 1, 2001


To The Board of Directors of Tech Laboratories, Inc.

     I have audited the Balance Sheets of Tech Laboratories, Inc. as of December 31, 1998, 1999 and 2000 and the related Statements of Income and Retained Earnings, and Cash Flows for the years then ended. These financial statements are the responsibility of the company's management.

     The audits were conducted in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that the audits provide a reasonable basis for my opinion.

     Therefore, the financial statements in my opinion, present fairly the financial position of Tech Laboratories, Inc. as of December 31, 1998, 1999 and 2000 and the results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                     Sincerely,

                                                     /s/ Charles J. Birnberg

                                                     Charles J. Birnberg
                                                     Certified Public Accountant

Hackensack, New Jersey

                            TECH LABORATORIES, INC.
                                 BALANCE SHEETS
                        DECEMBER 31, 1998, 1999 AND 2000


                                     ASSETS

                                                                 1998                 1999                2000
                                                              ----------           ----------          ----------
Current Assets:
  Cash                                                        $  532,780           $  162,925          $2,523,446
  Marketable Securities, at the Lower of
    Cost or Market (Note 1)                                       56,693               61,453              64,333
  Accounts Receivable, Net of Allowance
    of $10,000 in 2000, 1999 and 1998                            143,462               57,697              93,952
  Inventories (Notes 1 & 2)                                      270,118              816,703           1,286,838
  Prepaid Expense                                                  3,357                4,055               4,055
                                                              ----------           ----------          ----------
        Total Current Assets                                  $1,006,410           $1,102,833          $3,972,624
                                                              ----------           ----------          ----------
Property, Plant and Equipment at Cost (Note 1)
  Leasehold Improvements                                           2,247                2,247               2,247
  Machinery, Equipment and Instruments                           230,137              379,815             467,100
  Furniture and Fixtures                                          67,425               75,899              81,603
                                                              ----------           ----------          ----------
                                                              $  299,809           $  457,961          $  550,950

  Less: Accumulated Depreciation & Amortization                  299,162              314,162             342,551
                                                              ----------           ----------          ----------
    Net, Property, Plant and Equipment                        $      647           $  143,799          $  208,399
                                                              ----------           ----------          ----------
Other Assets                                                  $   11,540           $   11,540          $   12,059
                                                              ----------           ----------          ----------

        Total Assets                                          $1,018,597           $1,258,172          $4,193,082
                                                              ==========           ==========          ==========


The accompanying notes are an integral part of these financial statements

                            TECH LABORATORIES, INC.
                                 BALANCE SHEETS
                        DECEMBER 31, 1998, 1999 AND 2000


                    LIABILITIES AND STOCKHOLDERS' INVESTMENT

                                                     1998           1999            2000
                                                  ----------     ----------      ----------
Current Liabilities:
  Current Portion of Long Term Debt (Note 5)      $   32,742     $   28,559      $   17,198
  Short-Term Loans Payable (Note 6)                   43,373        243,373          63,623
  Accounts Payable and Accrued Expenses               42,155        260,745          32,961
  Other Liabilities                                   36,600          3,190           8,375
                                                  ----------     ----------      ----------
        Total Current Liabilities                 $  154,870     $  535,867      $  122,157
                                                  ----------     ----------      ----------

Long Term Convertible Notes Payable                                              $1,520,318

Stockholders' Investment:
  Common Stock, $.01 Par Value;
  10,000,000 Shares Authorized;                   $   23,483     $   36,507      $   39,493
  Less: 11,316 Shares Reacquired and
    and Held in Treasury                                (113)          (113)           (113)
                                                  ----------     ----------      ----------
                                                  $   23,370     $   36,394      $   39,380

  Capital Contributed in Excess of Par Value       1,315,833      1,816,316       4,060,287
  Retained Earnings                                        0              0               0
  Accumulated Deficit                               (475,476)    (1,130,405)     (1,549,060)
                                                  ----------     ----------      ----------
                                                  $  863,727     $  722,305      $2,550,607
                                                  ----------     ----------      ----------
        Total Liabilities and Stockholders'
          Investment                              $1,018,597     $1,258,172      $4,193,082
                                                  ----------     ----------      ----------


The accompanying notes are an integral part of these financial statements

                                TECH LABS, INC.
                        STATEMENT OF SHAREHOLDERS' EQUITY
                            YEARS 1998, 1999 AND 2000


                                        COMMON STOCK                  CAPITAL IN
                                                                       EXCESS OF         ACCUMULATED
                                 SHARES             AMOUNT             PAR VALUE           DEFECIT              TOTAL
                              -----------         -----------         -----------        -----------         -----------
BALANCE
DECEMBER 31, 1998               2,869,943         $    23,370         $ 1,315,833        $  (475,476)        $   863,727

STOCK ISSUED                      780,717              13,024             500,483                                513,507

NET INCOME/(LOSS)                                                                           (654,929)           (654,929)
                              -----------         -----------         -----------        -----------         -----------
BALANCE
DECEMBER 31, 1999               3,650,660         $    36,394         $ 1,816,316        $(1,130,405)        $   722,305

STOCK ISSUED                      368,379               2,986           2,243,971                 --           2,246,957

NET INCOME/(LOSS)                      --                  --                  --           (418,655)           (418,655)
                              -----------         -----------         -----------        -----------         -----------
BALANCE
DECEMBER 31, 2000               4,019,039         $    39,380         $ 4,060,287        $(1,549,060)        $ 2,550,607



The accompanying notes are an integral part of these financial statements

                            TECH LABORATORIES, INC.
                            STATEMENTS OF CASH FLOWS
                        DECEMBER 31, 1998, 1999 AND 2000

                                               1998           1999           2000
                                           -----------    -----------    -----------

Sales                                      $   552,486    $   689,190    $ 1,017,518
                                           -----------    -----------    -----------
Costs and Expenses:
  Cost of Sales                                386,425        472,790        651,460
  Selling, General and Administrative
    Expenses                                   329,849        861,174        818,552
                                           -----------    -----------    -----------
                                               716,274      1,333,964      1,470,012
                                           -----------    -----------    -----------
Income/(Loss) From Operations              $  (163,788)   $  (644,774)   $  (453,494)
                                           -----------    -----------    -----------
Other Income (Expenses):
  Interest Income                          $     1,654    $     1,150    $    63,543
  Interest Expense                              (6,970)       (11,305)       (29,704)
                                           -----------    -----------    -----------
                                           $    (5,316)   $   (10,155)   $    33,039
                                           -----------    -----------    -----------
  Income/(Loss) Before Income Taxes        $  (169,104)   $  (654,929)   $  (418,655)
  Provision for Income Taxes (Notes 1 & 4)        --             --             --
                                           -----------    -----------    -----------
Net Income/(Loss)                          $  (169,104)   $  (654,929)   $  (418,655)
  Accum. Earnings/Deficit.) Beg. of Year   $  (306,372)   $  (475,475)   $(1,130,405)
                                           -----------    -----------    -----------
  Accum. Earnings/Deficit.) End of Year    $  (475,476)   $(1,130,405)   $(1,509,060)
                                           -----------    -----------    -----------
Primary EPS                                $     (0.06)   $     (0.18)   $     (0.10)
Fully Diluted EPS                          $     (0.05)   $     (0.05)   $     (0.08)


The accompanying notes are an integral part of these financial statements

                            TECH LABORATORIES, INC.
                            STATEMENTS OF CASH FLOWS
                        DECEMBER 31, 1998, 1999 AND 2000

                                                           1998            1999            2000
                                                       -----------     -----------     -----------
Cash Flows From (For) Operating Activities:
  Net Income/(Loss) From Operations                    $  (169,104)    $  (654,929)    $  (418,655)

  Add/(Deduct) Items Not Affecting Cash:
    Depreciation/Amortization (Note 1)                      11,880          15,000          28,389
    Unrealized (Gain)/Loss on Valuation of
      Marketable Securities (Note 1)                         3,357             470            --
  Changes in Operating Assets and Liabilities:
    Marketable Securities                                   (2,650)         (4,290)         (2,880)
    Accounts Receivable                                    (52,728)         85,765         (36,255)
    Inventories                                               (909)       (546,585)       (470,135)
    Accounts Payable and Accrued Expenses                  (40,249)        216,359        (227,784)
    Other Assets and Liabilities                            14,997             593           5,185
                                                       -----------     -----------     -----------
Net Cash Flows For Operating Activities                $  (235,406)    $  (887,617)    $(1,122,135)
                                                       -----------     -----------     -----------

Cash Flows From (For) Investing Activities:
  Increase in Fixed Assets                             $         0     $  (158,152)    $   (92,989)
                                                       -----------     -----------     -----------
Net Cash Flows From (For) Investing Activities         $         0     $  (158,152)    $   (92,989)
                                                       -----------     -----------     -----------

Cash Flows From (For) Financing Activities:
  Acquisition/(Repayment) of Short Term Debt           $    (1,703)    $   162,407     $ 1,328,688
  Issuance of Common Stock                                 603,716         513,507       2,246,957
                                                       -----------     -----------     -----------
Net Cash Flows From (For) Financing Activities:        $   602,013     $   675,914     $ 3,575,645
                                                       -----------     -----------     -----------
Net Increase/(Decrease) in Cash                        $   366,607     $  (369,855)    $ 2,360,521
Cash Balance, Beginning of Year                            166,173         532,780         162,925
                                                       -----------     -----------     -----------
Cash Balance, End of Year                              $   532,780     $   162,925     $ 2,523,446
                                                       -----------     -----------     -----------


The accompanying notes are an integral part of these financial statements

                             TECH LABORATORIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000


(1)  Summary of Significant Accounting Policies

     CASH - Includes Tech Labs' checking account at Hudson United Bank plus a Money Market Account at Prudential Securities.

     ACCOUNTS RECEIVABLE - Tech Labs recognizes sales when orders are shipped to customers. The allowance for bad debts is accrued based on a review of customer accounts receivables aging.

     INVENTORIES - Inventories are valued at cost or market, whichever is lower. The FIFO cost method is generally used to determine the cost of the inventories. At December 31, 1998, 1999 and 2000 physical inventories were taken and tested.

     PROPERTY AND DEPRECIATION - Additions to property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

                 ASSETS                   ESTIMATED USEFUL LIVES
                 ------                   ----------------------
                 Machinery                5 to 7 years
                 Furniture & Fixtures     5 to 7 years

Maintenance and repairs are charged to expense as incurred. The cost of betterments is capitalized and depreciated at appropriate rates. Upon retirement or other disposition of property items, cost, and accumulated depreciations are removed from the accounts and any gain or loss is reflected in the statement of income.

INCOME TAXES - Income tax expense is based on reported income and deferred tax credit is provided for temporary differences between book and taxable income.

MARKETABLE SECURITIES - The marketable securities are recorded at the lower of cost or market. The cost of securities was $56,693 at December 31, 1998, $61,453 at December 31, 1999, and $64,333 at December 31, 2000

(2)  Inventories:

Inventories at December 31, 1998, 1999 and 2000 were as follows:

                                              1998        1999         2000
                                              ----        ----         ----
     Raw Materials & Finished Components    $202,359    $715,438    $  912,358
     Work in Process & Finished Goods       $ 67,759    $107,265    $  374,480
                                            --------    --------    ----------
                                            $270,118    $816,703    $1,286,838
                                            --------    --------    ----------

(3)  Income/(loss) Per Share:

Primary Income/(loss) per share was calculated on the weighted average number of shares outstanding during the year ended December 31, 1998, 2,202,905, for the year ended December 31, 1999, 3,650,660, and for the year ended December 31, 2000, 4,019,039.

Fully Diluted Income/(loss) per share was calculated on the weighted average shares above plus 1,500,000 shares from the assumed conversion of convertible debt which was issued in October, 2000.

                             TECH LABORATORIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 and 2000


(4)  Income Taxes:

At December 31, 1998, 1999 and 2000 the balance of operating loss carryforward was $1,219,007, $1,873,936 and $2,292,591 respectively, which can be utilized to offset future taxable income.

(5)  Current Portion of Long-Term Debt:

Loans payable to banks were as follows for the years indicated:

                                                        CURRENT     NON-CURRENT
YEAR ENDED     PAYEE                  INTEREST RATE     AMOUNT      AMOUNT
----------     -----                  -------------     -------     -----------
1998           Hudson United Bank     Prime +1.5%       $32,742
1999           Hudson United Bank     Prime +1.5%       $28,559
2000           Hudson United Bank     Prime +1.5%       $17,198

Certain Marketable Securities are pledged as collateral on the above loans.

(6)  SHORT-TERM LOANS PAYABLE

Demand loans Payable include loans from stockholders, officers, members of the Board of Directors and third parties. The outstanding loan balances due as of December 31, 1998, December 31, 1999, and December 31, 2000 was $43,373 for 1998, $243,373 for 1999, and $63,623 for 2000 which includes accured interest for all three years. The annual interest rate for these loans ranges between six (6%) percent and ten (10%) percent. One loan in the principal amount of $11,500 together with accured interest of $7,267 at December 31, 2000 is secured by the assets of Tech Labs. In October of 1999, three short-term loans for a total of $200,000 at ten (10%) percent annual interest were completed. Certain contractural revenues were pledged to secure these loans. As of December 31, 2000, $150,000 of such loans were repaid and $50,000 remains outstanding and is due by December 31, 2001.

(7)  COMMON STOCK

In 1999, Tech Labs commenced a public offering of its securities by filing a registration statement on Form SB-2 with the Securities and Exchange Commission. The registration statement was declared effective on February 3, 2000. The offering was completed on May 3, 2000 for total proceeds of $2,273,723.

(8)  COMMITMENTS AND CONTINGENCIES

Tech Labs entered into an exclusive agreement with Elektronik Apparatebau (EAG), FUA Safety Equipment and Double T Sports LTD. whereby it received exclusive rights to manufacture and market IDS products until September 30, 2007 in the US, Canada, and South America. Gross profits will be calculated according to GAAP and distributed quarterly 70% to Tech Labs and 30% to FUA until March 2001. Thereafter, until 2007 quarterly distribution will be based on pretax profits in excess of 16% being shared 70% to Tech Labs and 30% to FUA. In addition, FUA will receive a 5% royalty based on the cost of any IDS products Tech Labs manufactures and sells.

(9)  Subsequent Events

     On April 27, 1999, Tech Labs completed the purchase of existing inventories and test equipment of the discontinued DynaTraX(TM) Product Line from NORDX/CDT for $500,000. In accordance with the purchase price method of accounting, the purchase price for the assets referenced above was allocated to the assets acquired on the basis of preliminary fair market values, which may be revised at a later date. Results subsequent to the date of acquisition will be included in Tech Labs' financial statements. Had the results of the DynaTraX acqusition been included in our consolidated statements for 1998 and 1999, the effect would have been material.

                                Year Ended                    Year Ended
     DynaTraX                   December 31,                 December 31,
    (Unaudited)                     1998                        1999
    -----------                 -----------                  -----------
Net Sales                       $   400,000                  $   100,000
Cost of Sales                       300,000                       20,000
                                -----------                  -----------
Gross Profit                        100,000                       80,000

Research/Development                900,000                          -0-
Selling & G&A Expenses            1,700,000                       50,000
                                -----------                  -----------
Pre-Tax Inc./(Loss)             $(2,500,000)                 $    30,000

Income Tax (Expense)/
Benefit-Pro-Forma                 1,150,000                          -0-
                                -----------                  -----------
Net Income/(Loss)               $(1,350,000)                 $    30,000
                                -----------                  -----------

                                 Investment                    Purchase
                                (Unaudited)                      Price*
                                ----------                   -----------
Inventory                         2,700,000                  $   400,000
Test Equip.                         355,000                      100,000
                                -----------                  -----------
Total                             3,055,000                      500,000
                                ===========                  ===========

* Included in December 31, 1999 Tech Labs balance sheet.

    Effect on                (Unaudited)
    Tech Labs                 Year Ended                      Year Ended
    (Pro-Forma)            December 31, 1998              December 31, 1999
                           -----------------              -----------------
Net Sales                    $   952,486                     $   535,160
Net Income/(loss)             (1,519,104)                    $  (387,836)
                             -----------                     -----------
EPS                          $     (0.54)                    $     (0.14)
                             ===========                     ===========

_____________, 2001

                             TECH LABORATORIES, INC.

                        5,306,816 Shares of Common Stock



                      ------------------------------------


                                   PROSPECTUS

                      ------------------------------------





--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson, or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

================================================================================



                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY.........................................................   1

RISK FACTORS...............................................................   2

USE OF PROCEEDS............................................................   6

PRICE RANGE OF COMMON STOCK................................................   7

DIVIDEND POLICY............................................................   7

CAPITALIZATION.............................................................   8

SELECTED FINANCIAL DATA....................................................   8

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
         RESULTS OF OPERATIONS.............................................   9

BUSINESS ..................................................................  10

MANAGEMENT.................................................................  17

CERTAIN TRANSACTIONS.......................................................  20

PRINCIPAL STOCKHOLDERS.....................................................  21

PLAN OF DISTRIBUTION.......................................................  22

OFFERING BY SELLING SECURITYHOLDERS........................................  24

DESCRIPTION OF SECURITIES..................................................  27

SHARES ELIGIBLE FOR FUTURE SALE............................................  27

LEGAL MATTERS..............................................................  28

EXPERTS  ..................................................................  28

ADDITIONAL INFORMATION.....................................................  28

INFORMATION NOT REQUIRED IN PROSPECTUS.....................................  28

INDEX TO FINANCIAL STATEMENTS ............................................. F-1



Until _________, 2001 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of Common Stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers


     Tech Labs is incorporated in New Jersey. Under Section ____ of the Corporation Law of the State of New Jersey, a New Jersey corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents in connection with actions, suits, or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees, and agents, against expenses incurred in any action, suit, or proceeding. The Certificate of Incorporation and the By-laws of Tech Labs provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of New Jersey.

     The General Corporation Law of the State of New Jersey provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section ____ (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of New Jersey, or (d) for any transaction from which the director derived an improper personal benefit. Tech Labs's Certificate of Incorporation contains such a provision.


     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Other Expenses of Issuance and Distribution

     The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.


     Filing Fee-- Securities and Exchange Commission          $  1,825
     Fees and Expenses of Accountants                         $ 15,000
     Fees and Expenses of Legal Counsel                       $ 70,000
     Blue Sky Fees and Expenses                               $  3,500
     Printing and Engraving Expenses                          $  7,500
     Miscellaneous Expenses                                   $  2,175

                  Total....................................   $100,000

Recent Sales of Unregistered Securities

     As listed below, the Company issued shares of its common stock, par value $.01 per share, to the following individuals or entities for the consideration as listed in cash or services. All sales made within the United States or to United States citizens or residents were made in reliance upon the exemptions from registration under the Securities Act of 1933 as follows:

1. In April 2001 we issued to Pierre Bergeron, an employee of Tech Labs, 10,000 shares. The issuance of the shares was exempt from registration under the Securities Act pursuant to section 4(2) thereof. The shares were issued to Mr. Bergeron pursuant to the terms of Mr. Bergeron's employment agreement with Tech Labs. Mr. Bergeron had complete access to all relevant information regarding Tech Labs.

2. In April 2001 we issued to Concurrent Resources Group (CRG) 27,465 shares. The issuance of the shares was exempt from registration under the Securities Act pursuant to section 4(2) thereof. The shares were issued to CRG pursuant to the terms of a consulting agreement between Tech Labs and CRG. The principal of CRG had complete access to all relevant information regarding Tech Labs.

3. In March 2001 we issued to Ed Branca, an employee of Tech Labs Community Networks of Southeast, Inc., 10,000 shares. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The shares were issued to Mr. Branca in consideration of his services. Mr. Branca had complete access to all relevant information regarding Tech Labs.

4. In January 2001 we issued to Barry Bendett, a consultant to Tech Labs, 65,000 shares pursuant to terms of a consulting agreement. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. Mr. Bendett is a sophisticated investor and had complete access to all relevent information regarding Tech Labs.

5. In November 2000 we issued to Barry Bendett, a consultant to Tech Labs, options to purchase 100,000 shares at $4.00 per share. The issuance of the options was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof. Mr. Benett is a sophisticated investor and had complete access to all relevant information regarding Tech Labs.

6. In October 2000 we issued a $1,500,000 principal amount convertible note which is due on October 13, 2000 to certain accredited investors. The issuance of the note was made pursuant to Rule 506 of Regulation D under the Securities Act.

7. In October 2000 we issued warrants to purchase 412,500 shares of our common stock to accredited investors in connection with the issuance of the convertible note described in Item 5. The issuance of the warrants was made pursuant to Rule 506 of Regulation D under the Securities Act.

8. In July 2000 we issued 25,000 shares and an option to purchase up to 100,000 shares at $5.75 per share for a term of 3 years to m3communications, Inc. pursuant to an asset purchase agreement between Tech Labs, Tech Labs Community Networks of the Southeast, Inc., a subsidiary of Tech Labs, and the shareholders of m3communications, Inc. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

9. In June 2000 we issued 25,000 shares to Nathan Perlmutter pursuant to a convertible note agreement dated September 5, 1997, which was part of the transaction described in item 12, below.

10. In July 2000 we issued 20,000 shares to Louis Tomasella, who is a former director of Tech Labs, pursuant to Mr. Tomasella's exercise of stock options granted to him under Tech Labs stock option plan.

11. In November 1999 we issued 75,000 shares to Mint Corporation for consulting services pursuant to our agreement with Mint dated March 10, 1999. The issuance of the shares was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof. The principals of Mint are sophisticated and had complete access to all relevant information regarding Tech Labs.

12. In June 1999 we issued to Coby Capital Corporation, a consultant to Tech Labs, options to purchase 50,000 shares at $1.85 per share. The issuance of the options was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof. The principal of Coby Capital is accredited and had access to all relevant information regarding Tech Labs.

13. In June 1999 we sold 90,045 shares to two "accredited" investors for gross proceeds of $200,000. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

14. In June 1999 we issued 25,000 shares to Mint Corporation for previously rendered consulting services pursuant to our agreement with Mint dated March 10, 1999. Pursuant to said agreement, Mint was also granted options to purchase 100,000 shares at $1.25 per share and 100,000 shares at $1.75 per share. The issuance of the shares and options was exempt from Registration under the Securities Act pursuant to Section 4(2) thereof.

15. In June 1999 we issued 50,000 shares to MPX Network Solutions, Inc. pursuant to a consulting agreement in exchange for services. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The principal of MPX is sophisticated and had complete access to all relevant information regarding Tech Labs.

16. In March 1999 we issued 600 shares to a noteholder in payment of $600 in interest in lieu of cash, as provided under the terms of the note. The issuance of the shares was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof. The noteholder purchased the note beteween December 1996 and October 1997 as part of the transaction set forth in transaction No. 15. The noteholder was sophisticated and had the access to information described in transaction No. 15.

17. From September 1998 to April 1999, we sold shares of our common stock pursuant to Rule 504 of Regulation D under the Securities Act to eight investors who were either sophisticated or "accredited" as that term is defined under Rule 501(a) of Regulation D under the Securities Act. Each investor was given a private placement memorandum which included financial statements describing Tech Labs. Each investor also had access to Bernard M. Ciongoli, Tech Labs' president, and to other pertinent documentation. The offering raised a total of $443,200.00, $250,000 of which was raised in April 1999.

18. In December 1998 we issued options to purchase 75,000 shares exercisable at $1.12 per share to Stursberg & Veith, counsel to Tech Labs, in exchange for services. The issuance of the options were exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The partners of Stursberg & Veith are sophisticated and have complete access to all relevant information regarding Tech Labs.

19. In November 1998 we issued 15,000 shares to Mr. Sal Grisafi in exchange for consulting services. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. Mr. Grisafi was a sophisticated investor and had complete access to all relevant information regarding Tech Labs.

20. In November 1998 we issued 40,000 shares to Emerson Callahan, a former director of the company, for consulting services. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. Mr. Callahan was an accredited investor.

21. In November 1998, we issued 25,000 shares to Carmine Pellosie, a director of the company, for services rendered to Tech Logistics, Inc. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. Mr. Pellosie was an accredited investor.

22. In November 1998, we issued 15,000 shares to Carmine Pellosie, a director of the company, in exchange for his ownership of 20% of Tech Logistics, Inc. a partly owned subsidiary of our company. The issuance of the shares was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

23. On July 10, 1998, we issued 20,300 shares of common stock for services rendered by prior counsel to Tech Labs for $22,167.40. The issuance of the shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The prior counsel was sophisticated and had complete access to relevant information regarding Tech Labs.

Exhibits and Financial Statement Schedules

                                  EXHIBIT INDEX

3.1      Certificate of Incorporation.(1)
3.2      By-Laws of Tech Labs.(1)
5.1      Opinion of Stursberg & Veith was previously filed
5.2      Opinion of J. Howland Robinson
10.1 Amended Joint Marketing Agreement and Confidentiality and Manufacturing Agreement dated as of October 1, 1998 between Tech Labs and Elktronic Apparutebau Gmbh (EAG), W.T. Sports, Ltd. and FVA Safety Equipment, AG.(1)
10.2     Employment Agreement between Tech Labs and Bernard M. Ciongoli.(1)
10.3     First Amendment to Employment Agreement between Tech Labs and Bernard
         M. Ciongoli.(2)
10.4 Second Amendment to Employment Agreement between Tech Labs and Bernard M.Ciongoli dated February 21, 2001.(6)
10.6     Patent and Trademark assignments.(1)
10.7 Consulting Agreement dated March 10, 1999 between Tech Labs and Mint Corporation.(2)
10.8 Consulting Agreement dated March 22, 1999 between Tech Labs and MPX Network Solutions.(2)
10.9 Consulting Agreement dated June 2, 1999 between Tech Labs and Coby Capital Corporation.(2)
10.10 Assignment of Lease dated May 1, 1992 between William Tanis as Landlord, Forsee Corporation as Assignor and Tech Labs as Assignee.(2)
10.11 Asset Acquisition Agreement dated as of March 12, 1999 by and between NORDX/CDT, Inc. and Tech Labs.(2)
10.12    Tech Labs Stock Option Plan.(2)
10.13 Stock Option Agreement dated June 3, 1999 between Tech Labs and Coby Capital Corporation.(2)
10.14 Stock Option Agreement dated March 10, 1999 between Tech Labs and Mint Corporation.(2)
10.15 Stock Option Agreement dated March 10, 1999 between Tech Labs and Mint Corporation.(2)
10.16 Joint Marketing Agreement dated October 15,1999 between Tech Labs and TravelNet Technologies, Inc.(3)
10.17 Promissory Note and Security Agreement dated October 25, 1999 between Tech Labs and Peter B. Hirschfield, Trustee, Olive Cox-Sleeper Trust dated 10/3/58 f/b/o Bert L. Atwater.(4)
10.18    November 2000 Incentive Stock Option Plan was previously filed.
10.19    November 2000 Non-employee Stock Option Plan was previously filed.
10.20 Asset Purchase Agreement, dated June 1, 2000 by and between Tech Labs, M3communications, Inc. and the shareholders of m3 was previously filed.
10.21 Shareholders Agreement dated June 23, 2000 by and between Tech Labs Community Networks, Inc., the Shareholders of M3Communications, Inc. and Tech Labs Community Networks of the South East, Inc. was previously filed.
10.22 Warrant Agreement dated June 23, 2000 executed by Tech Labs and delivered to m3communications, Inc. was previously filed.
10.23 First Amendment to Asset Purchase Agreement dated June 9, 2000 entered into by and between Tech Labs, M3communications, Inc. and the shareholders of M3 was previously filed.
10.24 Consulting Agreement dated as of November 13, 2000 by and between Barry Bendette and Tech Labs was previously filed.
10.25 Subscription Agreement entered into between the subscribers and Tech Labs dated October 13, 2000.(5)
10.26 Common Stock Purchase warrant entered into between the warrant holders and Tech Labs dated October 13, 2000.(5)
10.27 Amendment to Consulting Agreement dated as of April 9, 2001 and retroactive from March 13, 2001 between Tech Labs and MPX Network Solutions.
21.1     Subsidiaries of the Company was previously filed.
24.1     Consent of Charles J. Birnberg, CPA, certified public accountants
24.2 Consent of Stursberg & Veith (included in Exhibit 5.1) was previously filed.

----------

(1) Incorporated by reference to the Registrant's registration statement filed on Form SB-2 (file No. 333-82595) filed on July 9, 1999.

(2) Incorporated by reference to the Registrant's amendment No. 1 to its registration statement filed on Form SB-2 (file No. 333-82595) filed on October 18, 1999.

(3) Incorporated by reference to the Registrant's amendment No. 2 to its registration statement filed on Form SB-2 (file No. 333-82595) filed on November 19, 1999.

(4) Incorporated by reference to the Registrant's amendment No. 3 to its registration statement filed on Form SB-2 (file No. 333-82595) filed on December 17, 1999.

(5) Incorporated by reference to the Registrant's current report filed on Form 8-K (file No. 000-27592) filed on October 17, 2000.

(6) Incorporated by reference to the Registrant's Annual Report filed on Form 10-KSB on April 2, 2001.

(b) The following financial statement schedules are included in this Registration Statement:

     None.

Undertakings

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

                                   SIGNATURES


     As required by the Securities Act of 1933, this Offering Statement has been signed on behalf of the registrant in the City of North Haledon and State of New Jersey on the 24th day of April, 2001.


                                               TECH LABORATORIES, INC.


                                               By: /s/ Bernard M. Ciongoli
                                                  ------------------------------
                                                  Bernard M. Ciongoli, President

     As required by the Securities Act of 1933, this Offering Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                      Title                     Date
         ---------                      -----                     ----

/s/ Bernard M. Ciongoli          President, Treasurer, CEO,   April 24, 2001
-----------------------------    CFO, and Director            ------------------
Bernard M. Ciongoli


/s/ Earl M. Bjorndal*            Vice President and Director  April 24, 2001
-----------------------------                                 ------------------
Earl M. Bjorndal


/s/ Carmine O. Pellosie, Jr.*    Secretary and Director       April 24, 2001
-----------------------------                                 ------------------
Carmine O. Pellosie, Jr.


/s/ Salvatore Grisafi*           Director                     April 24, 2001
-----------------------------                                 ------------------
Salvatore Grisafi


By: /s/ Bernard M. Ciongoli
    ------------------------
    Bernard M. Ciongoli
    Attorney-in-Fact*

                                  EXHIBIT INDEX


3.1      Certificate of Incorporation.(1)
3.2      By-Laws of Tech Labs.(1)
5.1      Opinion of Stursberg & Veith was previously filed.
5.2      Opinion of J. Howland Robinson
10.1 Amended Joint Marketing Agreement and Confidentiality and Manufacturing Agreement dated as of October 1, 1998 between Tech Labs and Elktronic Apparutebau Gmbh (EAG), W.T. Sports, Ltd. and FVA Safety Equipment, AG.(1)
10.2     Employment Agreement between Tech Labs and Bernard M. Ciongoli.(1)
10.3     First Amendment to Employment Agreement between Tech Labs and Bernard
         M. Ciongoli.(2)
10.4 Second Amendment to Employment Agreement between Tech Labs and Bernard M.Ciongoli dated February 21, 2001.(6)
10.6     Patent and Trademark assignments.(1)
10.7 Consulting Agreement dated March 10, 1999 between Tech Labs and Mint Corporation.(2)
10.8 Consulting Agreement dated March 22, 1999 between Tech Labs and MPX Network Solutions.(2)
10.9 Consulting Agreement dated June 2, 1999 between Tech Labs and Coby Capital Corporation.(2)
10.10 Assignment of Lease dated May 1, 1992 between William Tanis as Landlord, Forsee Corporation as Assignor and Tech Labs as Assignee.(2)
10.11 Asset Acquisition Agreement dated as of March 12, 1999 by and between NORDX/CDT, Inc. and Tech Labs.(2)
10.12    Tech Labs Stock Option Plan.(2)
10.13 Stock Option Agreement dated June 3, 1999 between Tech Labs and Coby Capital Corporation.(2)
10.14 Stock Option Agreement dated March 10, 1999 between Tech Labs and Mint Corporation.(2)
10.15 Stock Option Agreement dated March 10, 1999 between Tech Labs and Mint Corporation.(2)
10.16 Joint Marketing Agreement dated October 15,1999 between Tech Labs and TravelNet Technologies, Inc.(3)
10.17 Promissory Note and Security Agreement dated October 25, 1999 between Tech Labs and Peter B. Hirschfield, Trustee, Olive Cox-Sleeper Trust dated 10/3/58 f/b/o Bert L. Atwater.(4)
10.18    November 2000 Incentive Stock Option Plan was previously filed.
10.19    November 2000 Non-employee Stock Option Plan was previously filed.
10.20 Asset Purchase Agreement, dated June 1, 2000 by and between Tech Labs, M3communications, Inc. and the shareholders of m3 was previously filed.
10.21 Shareholders Agreement dated June 23, 2000 by and between Tech Labs Community Networks, Inc., the Shareholders of M3Communications, Inc. and Tech Labs Community Networks of the South East, Inc. was previously filed.
10.22 Warrant Agreement dated June 23, 2000 executed by Tech Labs and delivered to m3communications, Inc. was previously filed.
10.23 First Amendment to Asset Purchase Agreement dated June 9, 2000 entered into by and between Tech Labs, M3communications, Inc. and the shareholders of M3 was previously filed.
10.24 Consulting Agreement dates as of November 13, 2000 by and between Barry Bendett and Tech Labs was previously filed.
10.25 Subscription Agreement entered into between the subscribers and Tech Labs dated October 13, 2000.(5)
10.26 Common Stock Purchase warrant entered into between the warrant holders and Tech Labs dated October 13, 2000.(5)
10.27 Amendment to Consulting Agreement dated as of April 9, 2001 and retroactive from March 13, 2001 between Tech Labs and MPX Network Solutions.
21.1     Subsidiaries of the Company was previously filed.
24.1     Consent of Charles J. Birnberg, CPA, certified public accountants
24.2 Consent of Stursberg & Veith (included in Exhibit 5.1) was previously filed.

----------

(1) Incorporated by reference to the Registrant's registration statement filed on Form SB-2 (file No. 333-82595) filed on July 9, 1999.

(2) Incorporated by reference to the Registrant's amendment No. 1 to its registration statement filed on Form SB-2 (file No. 333-82595) filed on October 18, 1999.

(3) Incorporated by reference to the Registrant's amendment No. 2 to its registration statement filed on Form SB-2 (file No. 333-82595) filed on November 19, 1999.

(4) Incorporated by reference to the Registrant's amendment No. 3 to its registration statement filed on Form SB-2 (file No. 333-82595) filed on December 17, 1999.

(5) Incorporated by reference to the Registrant's current report filed on Form 8-K (file No. 000-27592) filed on October 17, 2000.

(6) Incorporated by reference to the Registrant's Annual Report filed on Form 10-KSB on April 2, 2001.